FINAL VERSION
PRIVATE & CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NV5 GLOBAL, INC.
NV5 MERGER SUB CORP.,
GEOSPATIAL HOLDINGS INC.,
AND
THE REPRESENTATIVE IDENTIFIED HEREIN
DATED AS OF NOVEMBER 6, 2019

TABLE OF CONTENTS
Page
ARTICLE I EFFECTS OF THE MERGER; MERGER CONSIDERATION        2
1.1    Merger                                            2
1.2    Effect of the Merger                                    2
1.3    Certificate of Incorporation; Bylaws                            2
1.4    Directors and Officers of the Surviving Company                    2
1.5    Common Stock of Merger Sub                            3
1.6    Dissenting Shares                                    3
1.7    Effect on the Shares and Options                            3
1.8    Merger Consideration                                    4
1.9    Closing Payments                                    5
1.10    Adjustment of the Merger Consideration                        6
1.11    Other Payments                                    10
1.12    Withholding                                        10
1.13    Letters of Transmittal                                    10
1.14    No Liability                                        11
ARTICLE II CLOSING                                    11
2.1    Closing                                        11
2.2    Effective Time                                        12
2.3    Deliveries by the Company and the Representative at Closing            12
2.4    Deliveries by Parent and Merger Sub at Closing                    13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY        13
3.1    Organization and Power                                13
3.2    Authorization of Agreement                                13
3.3    Conflicts; Consents of Third Parties                            14
3.4    Capitalization; Operating Subsidiaries                        14
3.5    Financial Statements                                    16
3.6    Undisclosed Liabilities; Indebtedness                            16
3.7    Absence of Certain Developments                            17
3.8    Legal Proceedings                                    18
3.9    Compliance with Laws; Permits                            18
3.10    Taxes                                            19
3.11    Title to Properties.                                    21
3.12    Environmental Matters.                                22
3.13    Material Contracts                                    22
3.14    Government Contracts.                                24
3.15    Personal Property                                    25
3.16    Intellectual Property                                    25
3.17    Employee Benefit Plans                                28
3.18    Labor                                            29

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3.19    Transactions With Related Parties                            30
3.20    Insurance                                        30
3.21    Financial Advisors                                    30
3.22    Privacy and Data Security                                30
3.23    Customers                                        31
3.24    Bank Accounts                                    31
3.25    Backlog                                        32
3.26    Accounts Receivable and Accounts Payable                        32
3.27    Product and Service Warranties                            33
3.28    LIMITATIONS OF REPRESENTATIONS AND WARRANTIES            33
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.1    Organization and Power                                34
4.2    Authorization of Agreement                                34
4.3    Conflicts; Consents of Third Parties                            34
4.4    Legal Proceedings                                    35
4.5    Financial Capability                                    35
4.6    Solvency                                        35
4.7    Investment                                        35
4.8    Financial Advisors                                    36
4.9    No Other Representations and Warranties; No Reliance; Parent and Merger Sub Investigation.                                            36
ARTICLE V COVENANTS                                    37
5.1    Conduct of Business                                    37
5.2    Access to Information.                                38
5.3    Efforts; Regulatory Filings and Consents.                        39
5.4    Confidentiality                                    41
5.5    Preservation of Records                                42
5.6    Publicity                                        42
5.7    Director and Officer Liability; Indemnification.                    42
5.8    R&W Insurance Policy                                43
5.9    Financing                                        44
5.10    Stockholder Approval                                    45
ARTICLE VI CONDITIONS TO CLOSING                            45
6.1    Conditions to the Obligations of the Company, Parent and Merger Sub        45
6.2    Other Conditions to the Obligations of Parent and Merger Sub            46
6.3    Other Conditions to the Obligations of the Company                46
6.4    Frustration of Closing Conditions                            47
ARTICLE VII TERMINATION                                47
7.1    Termination                                        47
7.2    Effect of Termination                                    49
ARTICLE VIII TAX MATTERS                                49

8.1    Tax Sharing Arrangements                                49
8.2    Cooperation                                        49
8.3    Allocation of Taxes                                    49
8.4    338(g) Elections                                    50
8.5    Other Tax Matters                                    50
ARTICLE IX MISCELLANEOUS                                50
9.1    No Survival; Certain Waivers.                            50
9.2    Expenses                                        52
9.3    Governing Law                                    52
9.4    Submission to Jurisdiction; Waivers                            52
9.5    Further Assurances                                    53
9.6    Entire Agreement                                    53
9.7    Amendments and Waivers                                53
9.8    Notices                                        54
9.9    Severability                                        55
9.10    Specific Performance                                    55
9.11    No Third-Party Beneficiaries; No Recourse Against Affiliates            56
9.12    Assignment                                        56
9.13    Authorization of Representative                            56
9.14    Attorney Conflict Waiver                                59
9.15    No Recourse to Debt Financing Sources                        59
9.16    Counterparts                                        60
ARTICLE X DEFINITIONS AND INTERPRETATIONS                    60
10.1    Certain Definitions                                    60
10.2    Certain Interpretive Matters                                73

Exhibits

Exhibit A	Surviving Company Certificate of Incorporation
Exhibit B    Sample Working Capital and Agreed Principles
Exhibit C    Form of Letter of Transmittal
Exhibit D    Pro Rata Share

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November [6], 2019, by and among (i) NV5 Global, Inc., a Delaware corporation (“Parent”), (ii) NV5 Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Geospatial Holdings Inc., a Delaware corporation (the “Company”), and (iv) Arlington Capital Partners III, L.P., a Delaware limited partnership, solely in its capacity as representative for the Sellers (the “Representative”). Parent, Merger Sub, the Company and, as applicable, the Representative are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in ARTICLE X.
W I T N E S E T H:
WHEREAS, as of the date of this Agreement, the authorized shares of capital stock of the Company consist of, and are designated under the Company Charter as, Series A Preferred Stock, Series B Preferred Stock and Common Stock (each, a “Share” and, collectively, the “Shares”);
WHEREAS, as of the date of this Agreement, there are no shares of Series B Preferred Stock or Common Stock issued and outstanding, and there are issued and outstanding options to purchase shares of Common Stock under the Equity Incentive Plan (each, an “Option” and, collectively, the “Options” and together with the Shares, the “Securities”);
WHEREAS, the Parties intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving company of the Merger (the “Surviving Company”);
WHEREAS, immediately prior to the Effective Time, (i) the Series A Preferred Stock shall be converted into Common Stock and (ii) the Options shall be cancelled for the consideration, and upon the terms and conditions, described herein;
WHEREAS, immediately following such conversions and cancellations, the Merger shall be consummated and, at the Effective Time, each share of Common Stock shall be converted into the right to receive the consideration upon the terms and conditions described herein;
WHEREAS, the boards of directors of the Company, Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable on the terms and conditions set forth herein;
WHEREAS, the board of directors of the Company has recommended that the Stockholders adopt and approve this Agreement and the Transactions; and

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WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Transactions in accordance with the DGCL.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

EFFECTS OF THE MERGER; MERGER CONSIDERATION
1.1    Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company and a wholly-owned Subsidiary of Parent.
1.2    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time by virtue of the Merger and without any action on the part of Merger Sub or the Company, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
1.3    Certificate of Incorporation; Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the certificate of incorporation of the Surviving Company shall be amended and restated in the form of Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company or as provided by applicable Law; provided that, in each case, the name of the corporation set forth therein shall be changed to the name of the Company.
1.4    Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company. The officers of the Company immediately prior to the Effective Time (excluding the Persons who have resigned from such officer positions effective as of the Effective Time pursuant to Section 2.3(g); provided, however, for the avoidance of doubt, the resignations contemplated by Section 2.3(g) shall be limited solely to the applicable person’s capacity as an officer and/or director of the Group Companies and shall not be deemed to include a resignation of such person as an employee of the Group Companies) shall be the initial officers of the Surviving Company until their successors have been duly elected or appointed and qualified

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or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.
1.5    Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or Parent, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall each be converted into and exchanged for 1 share of common stock of the Surviving Company.
1.6    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Adjustment Time held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has properly exercised its appraisal rights with respect to such shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL (the “Dissenters’ Rights Statute”) shall not be converted into a right to receive the applicable portion of the Merger Consideration, but shall instead have the rights set forth in the Dissenters’ Rights Statute unless such Stockholder subsequently withdraws its demand for appraisal or waives, fails to perfect or otherwise loses such Stockholder’s appraisal rights, if any (in which case such Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration). At the Effective Time, Stockholders holding Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under applicable Law and as provided in this Section 1.6. If, after the Effective Time, such Stockholder fails to perfect or loses any such right to appraisal, each such Dissenting Share of such Stockholder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, without interest, in accordance with Section 1.7. The Company shall give Parent (i) prompt written notice of any demands for the Company to purchase the Stockholder’s Shares for cash received by the Company and withdrawals or attempted withdrawals of any such demands, and (ii) after the Closing, the right to direct and control all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
1.7    Effect on the Shares and Options. Upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the Sellers, as the case may be:
(a)    Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically be converted into Common Stock immediately prior to the Effective Time in accordance with the terms of the Company Charter and the Company Stockholder Agreement and, subject to the payment of the Series A Preferred Amount, shall be treated as outstanding Common Stock for purposes of this Agreement.
(b)    Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (including each share of Common Stock into which a share of Series A Preferred Stock is converted pursuant to Section 1.7(a), but excluding

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Dissenting Shares) shall be converted automatically into the right to receive the Per Participating Share Merger Consideration (as reduced at the Closing by the Per Participating Share Portion of such share of Common Stock of each of the Escrow Amount and the Representative Expense Fund Amount, and subject to adjustment as provided in Section 1.10) in cash, payable in accordance with and subject to the conditions provided in this ARTICLE I.
(c)    Options. Immediately prior to the Effective Time, each vested Option shall automatically be canceled and replaced with the right to receive at the Closing an amount in cash equal to (i) the excess, if any, of (x) the Per Participating Share Merger Consideration (as reduced at the Closing by the Per Participating Share Portion of such Option of each of the Escrow Amount and the Representative Expense Fund Amount, and subject to adjustment as provided in Section 1.10) over (y) the exercise price per share of Common Stock subject to such Option, multiplied by (ii) the total number of shares of Common Stock subject to such vested Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest); provided that in the event the Per Participating Share Merger Consideration is less than the exercise price per share of Common Stock subject to such vested Option, then such vested Option shall be automatically canceled as of the Effective Time without payment of consideration in exchange therefor. As of the Effective Time, each Option that is not vested shall be cancelled and forfeited for no consideration.
1.8    Merger Consideration. The aggregate consideration in respect of the Common Stock (including each share of Common Stock into which Series A Preferred Stock is converted pursuant to Section 1.7(a)), for the payment of the Series A Preferred Amount and for the cancellation of the Options shall be an amount equal to (a) Three Hundred and Two Million Five Hundred Thousand Dollars ($302,500,000) (the “Base Price”), plus (b) the amount, if any, by which the Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds the Working Capital, plus (d) the Closing Cash, if any, minus (e) Closing Date Indebtedness, minus (f) Transaction Expenses, plus (g) the aggregate exercise price for all vested Options to be canceled and replaced at the Closing pursuant to Section 1.7(c), (such resulting amount pursuant to clauses (a)-(g), and as such amount may be adjusted pursuant to the provisions of Section 1.10, the “Merger Consideration”). The Merger Consideration shall be allocated among the Sellers as specified in the Pre-Closing Statement delivered pursuant to Section 1.10 below. The Parties acknowledge and agree that neither Parent nor Merger Sub shall have any liability to any Person relating to, or obligation to verify, the allocation of the Merger Consideration, including the Series A Preferred Amount, among the Sellers as set forth in the Pre-Closing Statement (including with respect to the determination of the Per Participating Share Merger Consideration, the Per Participating Share Portion and the Series A Preferred Amount), and upon payment of the amounts set forth in Section 1.9 in accordance with the Pre-Closing Statement, Parent and Merger Sub will have satisfied all of their respective obligations under this Agreement with respect thereto, subject to any adjustments to the Merger Consideration pursuant to Section 1.10 hereof.
1.9    Closing Payments. At the Closing, Parent shall make or cause to be made, by wire transfer of immediately available funds, the following payments (each such payment, a “Closing Payment”):

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(a)    payment on behalf of the Group Companies, to the payees thereof, of an aggregate cash amount equal to the amount of all Closing Date Indebtedness of the type identified in item (i) of the definition of “Indebtedness” and all Transaction Expenses;
(b)    payment to the Escrow Agent of a cash amount equal to the Escrow Amount to the bank account designated in writing by the Escrow Agent, which shall be deposited into an escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement;
(c)    payment to the Representative of a cash amount equal to $1,000,000 (such amount, the “Representative Expense Fund Amount”) to a bank account designated in writing by the Representative;
(d)    payment to the Company (on behalf of the Optionholders) of a cash amount equal to the aggregate amount payable to the Optionholders in accordance with Section 1.7(c) and as set forth in the Pre-Closing Statement to the bank account designated in writing by the Representative, which amount shall, within five (5) days following receipt, be paid by the Company through the Company’s payroll system to the applicable Optionholders (subject to applicable withholding Tax), allocated to each Optionholder in accordance with the Pre-Closing Statement; and
(e)    payment to the account designated by a paying agent selected by the Representative with Parent’s prior approval (such approval not to be unreasonably withheld) (the “Paying Agent”) of a cash amount equal to the aggregate amount of the Series A Preferred Amount and the Estimated Merger Consideration payable to the Stockholders in accordance with Section 1.7(a) and Section 1.7(b) and as set forth in the Pre-Closing Statement to be distributed by the Paying Agent to the Stockholders in accordance with this ARTICLE I; provided, that if any Stockholder has not delivered to the Representative and Parent a duly executed and completed Letter of Transmittal and Surrendered Certificate(s) prior to the Closing Date, the amount allocated with respect to such Stockholder will be paid to the Paying Agent on behalf of such Stockholder (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and Surrendered Certificate(s)).
Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.10 below.
For the avoidance of any doubt, Parent shall not be obligated to make payment under this Section 1.9, which, in the aggregate, exceeds the Base Price, as adjusted pursuant to Sections 1.8 and 1.10.
1.10    Adjustment of the Merger Consideration.
(a)    Pre-Closing Statement. No later than three (3) days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration as of the Adjustment Time (the “Estimated Merger Consideration”), together with reasonably detailed calculations demonstrating each component thereof, as well as the amount of each Closing Payment. The Pre-Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing

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Cash, Closing Date Indebtedness, Transaction Expenses, and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B).
(b)    Final Merger Consideration Adjustment. The Merger Consideration shall be adjusted following the Closing based on the difference between the Final Closing Date Merger Consideration (as determined in accordance with this Section 1.10) and the Estimated Merger Consideration, if any, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.10(e).
(c)    Closing Statement. No later than ninety (90) days after the Closing Date, Parent shall cause to be prepared in good faith and delivered to the Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Merger Consideration as of the Adjustment Time (“Closing Date Merger Consideration”). The Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses, and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B). The Parties agree that the purpose of preparing the Closing Statement and determining the Working Capital, Closing Cash, Closing Date Indebtedness, and Transaction Expenses is to measure the amount of the Working Capital, Closing Cash, Closing Date Indebtedness, and Transaction Expenses and such processes are not intended to permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the Working Capital, Closing Cash, Closing Date Indebtedness, or Transaction Expenses. The Closing Statement shall entirely disregard (i) any and all effects on the assets or liabilities of the Group Companies as a result of the Transaction or of any financing or refinancing arrangements entered into at any time by Parent or its Affiliates or any other transaction entered into by Parent or its Affiliates in connection with the consummation of the Transaction, and (ii) any of the plans, transactions, or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to any Group Company or their respective businesses or assets, or any facts or circumstances that are unique or particular to Parent or its Affiliates or any of their assets or liabilities. For the avoidance of doubt, unless the Representative otherwise agrees in writing, Parent may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Date Merger Consideration following its delivery to the Representative. If Parent fails to deliver the Closing Statement within such ninety (90)-day period, then in addition to any other rights the Representative may have under this Agreement, the Representative shall have the right to elect that the Estimated Merger Consideration be deemed to be the amount of the Closing Date Merger Consideration and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.10(e). The Parties acknowledge that no adjustments may be made to the Working Capital Target.
(d)    Disputes.
(i)    The Representative shall have thirty (30) days to review the Closing Statement; provided that if Parent does not promptly provide access or other information as specified in Section 1.10(f) (and in any event within five (5) Business Days of any request by the Representative, then the Representative shall have thirty (30) days plus the number

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of days between the date of the Representative’s request for such access or information and the date Parent grants or provides such access or information. If the Representative disagrees with Parent’s calculation of the Closing Date Merger Consideration as set forth in the Closing Statement, the Representative may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice to Parent (a “Dispute Notice”) disagreeing with such calculation and, to the extent reasonably able to so specify, setting forth the Representative’s basis for such disagreement (the “Disputed Items”). If the Representative fails to deliver a Dispute Notice during such thirty (30)-day period, the Representative shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Merger Consideration set forth therein shall be deemed to be final and binding upon the Parties, and such amount shall be used as the Final Closing Date Merger Consideration for purposes of calculating the adjustment pursuant to Section 1.10(e).
(ii)    If a Dispute Notice is duly delivered pursuant to Section 1.10(d)(i), the Representative and Parent shall, during the fifteen (15) days following such delivery, attempt in good faith to reach an agreement on all or a portion of the Disputed Items. If Parent and the Representative reach an agreement on any Disputed Item during such period, the resolution of such Disputed Items shall be in writing and shall be final and binding upon the Parties. If, during such fifteen (15)-day period, the Representative and Parent are unable to reach an agreement on all of the Disputed Items, then all Disputed Items remaining in dispute following such fifteen (15)-day period shall be submitted by the Representative and Parent to the Accounting Referee (the “Referred Disputed Items”) as promptly as reasonably practicable for a determination resolving such Referred Disputed Items (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine the Referred Disputed Items (and, as a result thereof, the Closing Date Merger Consideration) and shall do so based solely on presentations and information provided by Parent and the Representative, as further specified below, and not by independent review), provided that the Parties can respond to questions or requests for information from the Accounting Referee. In conducting its review, the decision of the Accounting Referee shall be solely based on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation by each of the Representative and Parent limited to the Referred Disputed Items (which presentations the Accounting Referee shall be instructed to forward to Parent and the Representative, as applicable) and (C) one (1) written response submitted to the Accounting Referee by each of the Representative and Parent within ten (10) Business Days after receipt of each such presentation (which responses the Accounting Referee shall be instructed to forward to Parent and the Representative, as applicable), and not on independent review. The scope of the disputes to be resolved by the Accounting Referee shall be limited to resolving the Referred Disputed Items, and, in connection therewith, fixing mathematical errors and determining whether the Referred Disputed Items were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses, and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to the Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the Closing Date Merger Consideration based solely upon (x) the

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Accounting Referee’s final determination of the Referred Disputed Items and (y) the items which were finally determined pursuant to pursuant to Sections 1.10(d)(i) and 1.10(d)(ii) and not submitted to the Accounting Referee for resolution, which such Closing Date Merger Consideration amount shall not be less than the applicable amount thereof shown in Parent’s calculation delivered pursuant to Section 1.10(c) nor more than the amount thereof shown in the Representative’s calculation delivered pursuant to Section 1.10(d)(i). Such report shall be final and binding upon the Parties, absent manifest error, and shall be used for purposes of calculating the adjustment pursuant to Section 1.10(b) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.10(d) shall be the exclusive mechanism for resolving disputes regarding the Merger Consideration adjustment. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified, with any amount borne by the Representative to be paid out of the Representative Expense Fund Amount. For example, if the Representative challenges the calculation of the Closing Date Merger Consideration by an amount of $100,000, but the Accounting Referee determines that the Representative has a valid claim for only $60,000, the Representative (on behalf of the Sellers) shall bear 40% of the fees and expenses of the Accounting Referee and Parent shall bear the other 60% of such fees and expenses of the Accounting Referee. The Representative and Parent shall, and Parent shall cause the Group Companies, and each of its and their representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Merger Consideration.
(e)    Final Closing Date Merger Consideration. Following the time that the Closing Date Merger Consideration is finally determined pursuant to this Section 1.10 (such finally determined amount, the “Final Closing Date Merger Consideration”), payment shall be made as follows:
(i)    If the Final Closing Date Merger Consideration is greater than or equal to the Estimated Merger Consideration (the amount of such excess, the “Increase Amount”), then within five (5) Business Days after the Final Closing Date Merger Consideration is finally determined pursuant to this Section 1.10, (x) Parent shall pay by wire transfer of immediately available funds an amount equal to the Increase Amount up to $500,000 to the Paying Agent (for further distribution to the Stockholders who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11, and (y) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds to the Paying Agent (for further distribution to the Stockholders who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11.

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(ii)    If the Final Closing Date Merger Consideration is less than the Estimated Merger Consideration, then within five (5) Business Days after the Final Closing Date Merger Consideration is finally determined pursuant to this Section 1.10, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) disburse to an account designated in writing by Parent all or a portion of the Escrow Funds equal to such deficiency (it being understood that, notwithstanding anything to the contrary contained herein, the Escrow Funds shall be the sole source of recovery for any payment required to be made to Parent pursuant to this Section 1.10(e)(ii)),and (y) disburse in accordance with Section 1.11 to the Paying Agent (for further distribution to the Stockholders who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11 the balance of the Escrow Funds, if any, remaining after payment to Parent pursuant to the preceding clause (x).
(iii)    Notwithstanding anything to the contrary in this Section 1.10(e), if, at the time that Parent is required to make any payments to the Paying Agent (on behalf of the Stockholders) pursuant to this Section 1.10(e), any Stockholder has not delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time, then the amount allocated with respect to such Stockholder will be paid to the Paying Agent on behalf of such Stockholder (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and Surrendered Certificate(s)).
Upon payment of the amounts provided in this Section 1.10(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.10.
(f)    Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Merger Consideration in accordance with this Section 1.10, Parent shall afford, and shall cause the Group Companies to afford, to the Representative and any reasonably necessary accountants, counsel or financial or other advisers retained by the Representative in connection with the review of the Closing Date Merger Consideration, and afford to the Accounting Referee in connection with any review by it in accordance with Section 1.10(d)(ii), reasonable access during normal business hours upon reasonable advance written notice to all the books, records, information and the Chief Financial Officer of the Company, in each case, to the extent relevant to the review or preparation of the Closing Statement and the calculation of the Closing Date Merger Consideration. The determination of the Closing Date Merger Consideration shall not take into account any developments or events taking place after the Closing Date or any actions taken by Parent on its own behalf or on behalf of the Company on or following the Closing Date.
1.11    Other Payments. In order to facilitate the payment of any Other Seller Payments pursuant to this Agreement:
(a)    the Stockholders’ aggregate Pro Rata Share of such funds shall be paid to an account designated by the Paying Agent (on behalf of the Stockholders) for distribution to the

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Stockholders entitled thereto on a pro rata basis (based on each Stockholder’s Pro Rata Share), subject to such Stockholders delivering to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificate(s) prior to such time; and
(b)    the Optionholders’ aggregate Pro Rata Share of such funds shall be paid to the Surviving Company for further distribution to the Optionholders on a pro rata basis (based on each Optionholder’s Pro Rata Share), subject to applicable withholding Tax, through the Surviving Company’s payroll system within five (5) days following receipt.
The Parties acknowledge and agree Parent shall have no liability to any Person relating to, or obligation to verify, the allocation of any Other Seller Payment among the Sellers as set forth in this Section 1.11, and upon payment of any Other Seller Payment in accordance with this Section 1.11 or as directed by the Representative, Parent will have satisfied all of its obligations under this Agreement with respect thereto.
1.12    Withholding. Parent, the Company and Escrow Agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Tax Law and instead shall pay such amount to the applicable Taxing Authority. Before making any such deduction or withholding described in the previous sentence, except for (a) any withholding due to the failure of the Company to provide the certificate described in Section 2.3(i), and (b) any withholding on payments under any compensatory payments made in connection with the transactions contemplated by this Agreement, Parent shall give the Representative notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, at least three (3) Business Days before such deduction or withholding is required, in order for the Representative to obtain reduction of or relief from such deduction or withholding. Amounts so withheld by Parent or other withholding agent and paid to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Parent or other withholding agent.
1.13    Letters of Transmittal.
(a)    Promptly following the date hereof, the Company shall deliver to each Stockholder a Letter of Transmittal in the form of Exhibit C hereto, with such changes as mutually negotiated by the Parties in good faith to reflect the addition of a customary release provision and a customary indemnity provision with respect to the representations, warranties and covenants contained in such Letter of Transmittal (a “Letter of Transmittal”). Promptly following the receipt by the Paying Agent of the Closing Payment contemplated by Section 1.9(e), the Paying Agent shall deliver to each Stockholder who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal and Surrendered Certificates(s) at least two (2) Business Days prior to the Closing Date the Series A Preferred Amount and a portion of the Estimated Merger Consideration allocated to each such Stockholder in accordance with the Pre-Closing Statement and to the bank account designated in such Stockholder’s Letter of Transmittal. Following the Closing, but subject to Section 1.13(c), upon delivery by a Stockholder that did not receive such

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portion of the Closing Payment contemplated by Section 1.9(e) at the Closing pursuant to the immediately preceding sentence to the Representative and Parent of a duly completed and executed Letter of Transmittal and Surrendered Certificate(s), the Paying Agent shall pay to such Stockholder within five (5) Business Days after such delivery, (x) the amounts to which such Stockholder is entitled to pursuant to the immediately preceding sentence and (y) if the Final Closing Date Merger Consideration has been finally determined as of such time, the amounts to which such Stockholder is entitled to pursuant to Section 1.11(a), in each case, by wire transfer of immediately available funds to the account designated by such Stockholder in such Stockholder’s Letter of Transmittal. No interest or dividends will be paid or accrued on the consideration payable to any Stockholder hereunder. Until surrendered in accordance with the provisions of this Section 1.13, the Shares shall represent, for all purposes, only the right to receive an amount in cash equal to the applicable portion of the Merger Consideration payable in respect thereto pursuant to this Agreement.
(b)    In the event that any stock certificate representing the Shares has been lost, stolen or destroyed, upon the making of a customary affidavit (in such form as attached to the Letter of Transmittal) of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Company, as applicable, will pay, in exchange for the Shares represented by such lost, stolen or destroyed certificate, the consideration to which such Stockholder would otherwise be entitled pursuant to Section 1.7 without any requirement to post any bond or other security.
(c)    Promptly following the date that is one (1) year after the Closing Date, Parent may instruct the Paying Agent to deliver to the Surviving Company all cash delivered to the Paying Agent pursuant to this Agreement that is still in its possession at such time, in which case the Paying Agent’s duties shall terminate. Thereafter, each Stockholder may deliver a duly completed and executed Letter of Transmittal and Surrendered Certificates(s) to the Surviving Company and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Company shall promptly pay, the portion of the Merger Consideration deliverable to such Stockholder in respect of its Surrendered Certificates(s) as determined in accordance with this ARTICLE I without any interest thereon.
1.14    No Liability. Notwithstanding anything to the contrary in this ARTICLE I, none of the Company, Parent, the Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar law.
ARTICLE II

CLOSING
2.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other Transactions (the “Closing”) shall take place by electronic means of communication to avoid the necessity of a physical Closing, provided that if a physical Closing is required by either Party, it shall occur at 10:00 a.m., Eastern Time, at the offices of Sheppard Mullin Richter and Hampton LLP, 2099 Pennsylvania Ave., NW, Suite 100, Washington, DC 20006, on a date to be mutually specified by Parent and the Representative, which shall be no later than the

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second (2nd) Business Day after the satisfaction or waiver (by the applicable Party hereto in writing) of the conditions set forth in ARTICLE VI (not including conditions which are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver (by the applicable Party hereto in writing) of those conditions at the Closing) (the date on which the Closing actually occurs, the “Closing Date”); provided, however, that without prior written consent of Parent, in no event shall the Closing occur prior to December 6, 2019.
2.2    Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause to be filed a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the state of Delaware. The Merger shall become effective at 11:59 p.m. on the Closing Date (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
2.3    Deliveries by the Company and the Representative at Closing. At or prior to the Closing, the Company and/or the Representative, as applicable, shall deliver, or cause to be delivered, to Parent the following:
(a)    the Pre-Closing Statement in accordance with Section 1.10(a);
(b)    the Certificate of Merger, duly executed by the Company;
(c)    payoff letters in a commercially reasonable form with respect to the Closing Date Indebtedness to be repaid at Closing in accordance with Section 1.9(a), which payoff letters shall provide for the release of all Liens relating to such Closing Date Indebtedness following satisfaction of the terms contained in such payoff letters;
(d)    the Escrow Agreement, duly executed by the Representative on behalf of the Sellers;
(e)    an agreement with the Paying Agent (in a form reasonably satisfactory to each of Parent and the Representative, the “Paying Agent Agreement”), duly executed by the Representative on behalf of the Stockholders and the Paying Agent;
(f)    a certificate required to be delivered pursuant to Section 6.2(f);
(g)    evidence of resignation or removal, effective as of the Closing, of those directors and officers of any Group Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing Date;
(h)    evidence of the termination of the Management Services Agreement, except with respect to the provisions related to limitation of liability for third party claims; and
(i)    a certificate conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code together with the appropriate notice to the Internal

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Revenue Service pursuant to Treasury Regulation Section 1.897-2(h), which Representative shall file with the Internal Revenue Service immediately after the Closing.
2.4    Deliveries by Parent and Merger Sub at Closing. At or prior to the Closing, Parent or Merger Sub, as applicable, shall deliver, or cause to be delivered, the following:
(a)    to the Representative, the Paying Agent, the Company and all other payees referenced in Section 1.9, the Closing Payments;
(b)    to the Representative, a copy of the R&W Insurance Policy;
(c)    to the Representative, a certificate required to be delivered pursuant to Section 6.3(d); and
(d)    to the Representative, the Escrow Agreement, duly executed by Parent and the Escrow Agent.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Schedule”), which are subject to the limitations and qualifications set forth in Section 10.2(c), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:
3.1    Organization and Power. Each of the Group Companies is a corporation or other legal entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of formation as set forth on Section 3.1 of the Company Disclosure Schedule. Each of the Group Companies is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have a Company Material Adverse Effect. The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of the Group Companies has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.
3.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which the Company is a party, the performance by the Company of its obligations thereunder and the consummation of the Transactions have been duly authorized by the requisite corporate action on the part of the Company. Each of the Transaction Agreements to which the Company is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations

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of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
3.3    Conflicts; Consents of Third Parties.
(a)    Except as listed on Section 3.3(a) of the Company Disclosure Schedule, and assuming all Governmental Approvals set forth on Section 3.3(b) of the Company Disclosure Schedule have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described in Section 3.3(b) of the Company Disclosure Schedule have been made, none of the execution, delivery and performance by the Company of the Transaction Agreements to which it is a party or the consummation of the Transactions by the Company will contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, acceleration, modification or cancellation under, or otherwise require the consent or waiver of, notice or declaration to, or filing with any Person, including any Governmental Authority, pursuant to, any provision of (A) the Organizational Documents of any Group Company; (B) any Material Contract, Material Government Contract or Permit to which any Group Company is a party to or bound by, or by which any Group Company’s properties or assets are bound; or (C) any Law applicable to any Group Company, except, in the case of clauses (B) and (C), where such conflict, violation or default, consent, waiver, notice, declaration or filing would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any Group Company in connection with the execution and delivery by the Company of the Transaction Agreements to which it is a party or the consummation of the Transactions by the Company, except those Governmental Approvals, which, if not obtained, would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.4    Capitalization; Operating Subsidiaries.
(a)    The authorized capital stock of the Company consists of 350,000 shares, consisting of (a) 200,000 shares of Common Stock, and (b) 150,000 shares of Preferred Stock, of which 100,000 shares are designated as Series A Preferred Stock and 10,000 shares are designated as Series B Preferred Stock. As of the date hereof, there are zero (0) shares of Common Stock issued and outstanding, 46,788.643 shares of Series A Preferred Stock issued and outstanding, and zero (0) shares of Series B Preferred Stock issued and outstanding. Section 3.4(a)(i) of the Company Disclosure Schedule sets forth the number and classes of issued and outstanding Securities as of the date of this Agreement, the names of the holders thereof and the number and class of Securities held by each such holder. Each of the Securities have been duly and validly authorized and issued, are fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person or any Law or Order by which any Group Company at the time of issuance was bound. Except as set forth on Section 3.4(a)(ii) of the Company Disclosure Schedule, there are no outstanding (i) equity interests or voting securities of the Company, (ii) securities convertible or

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exchangeable into or exchangeable or exercisable for any Securities or other equity interests or voting securities of the Company, (iii) options, warrants or rights (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts or rights of first refusal) or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, subscribe for, purchase, repurchase or redeem Securities or other equity interests of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, (v) shares of capital stock of the Company held as treasury shares, or (vi) dividends which have accrued or been declared but are currently unpaid on the capital stock of the Company (except for the Series A Preferred Amount, which will be paid out of the Merger Consideration and except for any dividends or distributions payable solely in cash prior to the Closing). The Securities set forth on Section 3.4(a)(i) of the Company Disclosure Schedule constitute all of the outstanding equity securities or securities convertible into or exchangeable for equity securities of the Company.
(b)    Section 3.4(b) of the Company Disclosure Schedule sets forth a true and correct list of all direct and indirect Subsidiaries of the Company (the “Operating Subsidiaries”), listing for each such Operating Subsidiary (i) its name, (ii) its jurisdiction of organization, (iii) the number and type of its issued and outstanding equity interests and (iv) the record owners of such equity interests. The Company has no Subsidiaries or ownership interest in any other entity other than the Operating Subsidiaries. Except for the Operating Subsidiaries or as set forth on Section 3.4(b) of the Company Disclosure Schedule, no Group Company owns, or holds the right to acquire, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. All of the issued and outstanding equity interests of each of the Operating Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned (either directly or indirectly) by the Company or one of the Operating Subsidiaries, free and clear of any Liens (other than Permitted Liens and limitations imposed by their Organizational Documents or any applicable securities Laws). Except as otherwise set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding (v) shares of capital stock of any Group Company held as treasury shares, (w) equity interests or voting securities of any Operating Subsidiary, (x) securities convertible or exchangeable into equity interests of any Operating Subsidiary, (y) options, warrants or rights (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts or rights of first refusal) or other Contracts that require any Operating Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, subscribe for, purchase, repurchase or redeem any equity interests of such Operating Subsidiary or (z) stock appreciation, phantom stock, profit participation or similar rights with respect to any Operating Subsidiary.
(c)    Except for this Agreement and as set forth on Section 3.4(c) of the Company Disclosure Schedule, the Company is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights, rights of first refusal or any similar rights with respect to any securities of the Company.

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3.5    Financial Statements.
(a)    The Company has made available to Parent the following financial statements (collectively, the “Company Financial Statements”):
(i)    the audited consolidated balance sheets of the Group Companies as of December 30, 2017 and December 29, 2018, and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows of the Group Companies for the fiscal years then ended; and
(ii)    an unaudited consolidated balance sheet of the Group Companies as of September 28, 2019, and the related unaudited statements of operations and cash flows of the Group Companies for the 9-month period then ended.
September 28, 2019 shall be referred to herein as the “Balance Sheet Date”, the balance sheet of the Group Companies as of such date shall be referred to herein as the “Balance Sheet”.
(b)    The Company Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates and for the periods indicated therein except, in each case, as disclosed therein or as set forth on Section 3.5(b) of the Company Disclosure Schedule, and, in the case of the unaudited Company Financial Statements, (i) that such Company Financial Statements may be subject to normal year-end adjustments and (ii) for the absence of notes thereto throughout the periods covered thereby. The books and records of the Group Companies fully and fairly reflect, in each case in all material respects, all of the Group Companies’ transactions, properties, assets and liabilities and have been maintained in good faith and, except as reflected on the Financial Statements, the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.
(c)    The Company has established and maintains systems of internal accounting controls over financial reporting that are designed to provide reasonable assurance in all material respects that (i) transactions are executed in accordance with management’s general or specific authority, (ii) transactions are recorded and disclosed as necessary to permit preparation of financial statements in accordance with GAAP, (iii) access to the Group Companies’ property and assets is permitted only in accordance with management’s general or specific authority; and (iv) appropriate action is taken to address any difference between the recorded accountability for items compared with the actual levels. To the Knowledge of the Company, in the past three (3) years, there has not occurred any fraud involving the Company’s internal accounting control.
3.6    Undisclosed Liabilities; Indebtedness.
(a)    Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, no Group Company has any liabilities that would have been required to be reflected on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, other than (i) as disclosed in, set forth on, or reflected or reserved against in the Company Financial Statements, (ii) those incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) those included

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in the calculation of the Closing Payments, (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (v) those incurred in connection with the Transactions or (vi) those that would not exceed $1,000,000 in the aggregate.
(b)    Section 3.6(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Indebtedness of the Group Companies.
3.7    Absence of Certain Developments. Except as set forth on Section 3.7 of the Company Disclosure Schedule, between the Balance Sheet Date and the date hereof, the business of the Group Companies has been conducted in all material respects in the Ordinary Course of Business and there has not been any:
(a)    Company Material Adverse Effect;
(b)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(c)    entry into any Contract that would constitute a Material Contract;
(d)    transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, other than in the Ordinary Course of Business;
(e)    transfer or assignment of or a grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements, except (i) in the Ordinary Course of Business, (ii) pursuant to licenses and related support or maintenance agreements for commercial software, (iii) pursuant to any Contract in which the any such transfer, assignment or grant is incidental and not the principal purpose of such Contract;
(f)    acceleration, termination or cancellation of any Material Contract to which the Company is a party or by which it is bound;
(g)    grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than in the Ordinary Course of Business or as provided for in any written agreements or required by applicable Law;
(h)    adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case written, other than in the Ordinary Course of Business;
(i)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

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(j)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing
3.8    Legal Proceedings. Except as set forth on Section 3.8 of the Company Disclosure Schedule, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any Group Company. As of the date hereof, there is no pending Order imposed upon any of the Group Companies. None of the Group Companies has any suit, litigation, arbitration, claim, charge, grievance, action or proceeding pending against any Governmental Authority or other Person.
3.9    Compliance with Laws; Permits.
(a)    Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, each Group Company is, and since January 1, 2017 has been, in material compliance with all Laws applicable to them and their respective businesses, operations and other assets, except for such instances of noncompliance that would not, individually or in the aggregate, result in a material liability to the Group Companies, taken as a whole. Between the Balance Sheet Date and the date hereof, no Group Company has received any written notice of, or been formally charged by a Governmental Authority with, the violation of, or failure to comply with, any Laws.
(b)    Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, the Group Companies have obtained all Permits that are required or are necessary for the operation of their respective businesses as presently conducted, each of which are valid and binding and in full force and effect, other than any such Permits that, if not held by the Group Companies, would not, individually or in the aggregate, result in a Company Material Adverse Effect. As of the date hereof, no Legal Proceeding is pending or, to the Knowledge of the Company, threatened concerning any actual, alleged or potential violation of, failure to comply with, revocation, withdrawal, suspension, cancellation, termination, modification or limitation of any of the Permits.
(c)    Without limiting the generality of the foregoing, the Group Companies are in compliance in all material respects and have, during all periods for which any applicable statute of limitations has not expired, complied in all material respects with, the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, and any other applicable non-U.S. anti-corruption laws and regulations; applicable Laws related to the imposition of economic sanctions or embargoes by the U.S. government, including all regulations, laws and policies administered by the U.S. Department of Treasury, Office of Foreign Assets Control; and applicable U.S. export controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security.
(d)    The Company Charter, bylaws and other Organizational Documents and similar Organizational Documents for each Group Company have been made available to Parent and are in full force and effect and none of the Group Companies is in material violation of any of the provisions of such Organizational Documents.
(e)    None of the representations and warranties contained in this Section 3.9 shall be deemed to relate to tax matters (which are governed by Section 3.10), environmental matters

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(which are governed by Section 3.12), government contract matters (which are governed by Section 3.14), or employee benefits matters (which are governed by Section 3.17).
3.10    Taxes.
(a)    Each of the Group Companies has prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all income and other material Tax Returns required to be filed with respect to the Group Companies, taking into account any extensions of time to file, and such Tax Returns are true, correct and complete in all material respects.
(b)    Each of the Group Companies has timely paid, or caused to be timely paid, all income and other material Taxes (whether or not shown as due and payable on such Tax Returns) with respect to the Group Companies. Each Group Company has complied with all applicable Laws relating to the reporting, collection, withholding and payment of all Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to have been withheld or collected by such Group Company.
(c)    No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Group Company that are still pending.
(d)    No extensions of the period for assessment or collection of any Taxes are in effect with respect to any Group Company (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business as set forth on Section 3.10(d) of the Company Disclosure Schedules).
(e)    No Tax Return filed by the Group Companies is under current Legal Proceeding by or with any Taxing Authority.
(f)    No claim has been made in writing by any Taxing Authority in a jurisdiction where any of the Group Companies does not file Tax Returns with respect to a particular Tax that such Group Company is or may be subject to taxation in such jurisdiction that has not been resolved.
(g)    There are no Liens for Taxes upon any of the assets or properties of any Group Company, except for Permitted Liens for Taxes not yet delinquent.
(h)    No Group Company has participated in any reportable transaction within the meaning of Code Section 6707A(c)(1) or Treasury Regulations Section 1.6011‑4(b) (or any predecessor thereof).
(i)    Each of the Group Companies has provided to Parent true, correct and complete copies of all income and other material Tax Returns filed by or with respect to each member of the Group Companies for taxable periods beginning after December 31, 2015.
(j)    The unpaid Taxes not yet due and payable owed by or with respect to, as the case may be, each Group Company: (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (ii) do not exceed that reserve as adjusted for the passage of

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time through the Closing Date in accordance with the past custom and practice of any Group Company in filing its Tax Returns. Since the Balance Sheet Date, no Group Company has incurred any liability for Taxes outside the Ordinary Course of Business and all Taxes not yet due and payable for a Pre-Closing Tax Period have been accrued and adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements provided to Parent. Any unpaid taxes not yet due and payable that are owed by or with respect to a Group Company are properly reflected in the Closing Statement.
(k)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a Pre-Closing Tax Period; (iv) any prepaid amount received in a Pre-Closing Tax Period; (v) any election by the Company under Section 108(i) of the Code; (vi) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law); or (vii) any other action taken outside of the Ordinary Course of Business for the purpose of deferring a Tax from a Pre-Closing Tax Period to a period following the Closing Date.
(l)    Each Group Company has the U.S. federal income tax classification set forth on Schedule 3.10(l) of the Company Disclosure Schedule.
(m)    There is no outstanding power of attorney authorizing anyone to act on behalf of any Group Company in connection with any Tax, Tax Return or audit, examination or other proceeding relating to any Tax or Tax Return of such Group Company.
(n)    There is no outstanding closing agreement, ruling request, request to consent to a change in method of accounting, subpoena or request for information with or by any Taxing Authority with respect to any Group Company, its income, gain, loss, deductions, credits, assets, liabilities or business, or any Tax or Tax Return.
(o)    No Group Company is required to include any adjustment under Code Section 481 (or similar provision of state, local or foreign Law) in income for any period ending after the Balance Sheet Date.
(p)    No Group Company is or has ever been a party to a Tax allocation agreement, Tax sharing agreement, or a Tax indemnity agreement (other than a commercial Contract entered into in the Ordinary Course of Business that does not primarily relate to Taxes).
(q)    No Group Company has any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Code Section 168(g) or (h), respectively.
(r)    No Group Company is a “distributing corporation” or a “controlled corporation” under Code Section 355 in any distribution within the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355) with the Transactions.

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(s)    No Group Company is or has ever been a “personal holding company”, or a shareholder in a “foreign personal holding company” or a “passive foreign investment company” (all as defined in the Code). No Company has or has ever had a fixed place of business or permanent establishment outside the United States.
(t)    No Group Company has been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(u)     No “section 197 intangible” (within the meaning of Code Section 197) of any Group Company is subject to the limitations under Code Section 197(f)(9).
3.11    Title to Properties.
(a)    Section 3.11(a) of the Company Disclosure Schedules set forth a list of all real property owned by any Group Company (the “Owned Real Property”). Except as set forth on Section 3.11(a), of the Company Disclosure Schedule, with respect to each parcel of Owned Real Property, the Group Company identified as the owner on Section 3.11(a) of the Company Disclosure Schedule (i) holds fee simple title to any such Owned Real Property, free and clear of all Liens other than Permitted Liens; and (ii) has not granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof.
(b)    Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all real property leased, or subleased to, or otherwise used or occupied by any Group Company (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) pursuant to leases, subleases and occupancy agreements thereof (individually, a “Real Property Lease”).
(c)    Except as disclosed on Section 3.11(c) of the Company Disclosure Schedule:
(i)    each Real Property Lease is a legal, valid and binding obligation of the Group Company party thereto (except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, or binding would not, individually or in the aggregate, result in a Company Material Adverse Effect) and, assuming the due authorization and execution by any other party thereto, is in full force and effect;
(ii)    no Group Company (A) is in material default under any Real Property Lease, or (B) has any Knowledge of any current default by any other party to any Real Property Lease; and
(iii)    the applicable Group Company has good and valid leasehold interests in each Real Property Lease, free and clear of all Liens created by the applicable Group Company other than Permitted Liens.
3.12    Environmental Matters.
(a)    Except as set forth on Section 3.12(a) of the Company Disclosure Schedule:

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(i)    the Group Companies are in compliance with all Environmental Laws applicable to them or their respective businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Company Material Adverse Effect.
(ii)     (x) the Group Companies maintain all Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”) and (y) the Group Companies are not in default or violation of any term, condition or provision of any Environmental Permit, except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, result in a Company Material Adverse Effect.
(iii)    Since January 1, 2017, the Group Companies have not received any written notice of a Legal Proceeding or Order alleging that any of the Group Companies are in material violation of or have any material liability for cleanup or remediation of Hazardous Materials under any Environmental Law.
(b)    This Section 3.12 sets forth the sole and exclusive representations and warranties of the Group Companies under this Agreement with respect to Environmental Permits, Environmental Laws, Hazardous Materials, or other environmental matters.
3.13    Material Contracts.
(a)    Excluding Government Contracts, Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts as of the date of this Agreement (other than (A) any such Contract solely by or between the Group Companies, (B) purchase or sale orders entered into in the Ordinary Course of Business or (C) confidentiality or non-disclosure Contracts entered into in the Ordinary Course of Business) to which any Group Company is a party or by which it is bound (collectively, the “Material Contracts”):
(i)    Contracts with each current officer or director, or current employee of a Group Company who receives annual compensation (excluding commissions and bonuses) in excess of $200,000;
(ii)    Contracts entered into since the Balance Sheet Date relating to the acquisition by a Group Company of any operating business, or the equity interests of any other Person;
(iii)    Contracts with any independent contractor or consultant who is a natural person or sole proprietorship providing compensation in excess of $150,000 on an annual basis to which a Group Company is a party;
(iv)    Contracts for or relating to the making of any loans or other extension of credit to any Person;

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(v)    Contracts under which a Group Company directly or indirectly indemnifies any Person with respect to infringements of proprietary rights, except if such obligation is incidental to the purpose of the Contract;
(vi)    Contracts that are expected to involve (A) payment to a Group Company or (B) payment by a Group Company, in either case, of more than $1,000,000 in the aggregate for any individual Contract during the fiscal year ending December 28, 2019 that are not terminable by such Group Company without penalty on 90 days’ or less notice;
(vii)    Contract under which any Group Company is a lessee or lessor of any tangible property (other than real property), except for any such Contract under which the aggregate annual rental payments do not exceed $100,000;
(viii)    Contracts containing covenants of a Group Company prohibiting or materially limiting the right of any of the Group Companies to compete in any line of business or prohibiting or restricting their ability to conduct business with any Person in any geographic area;
(ix)    Contracts for material joint ventures, partnerships, or other similar revenue-sharing arrangements with any Person (other than a Group Company);
(x)    Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than Permitted Lien) on any of the assets of the Company or any Operating Subsidiary, including indentures, guarantees, loan or credit agreements (except for (x) those being terminated or cancelled in connection with the Closing and (y) security agreements ancillary to any Lease of personal property with respect to the property so Leased);
(xi)    Contracts pursuant to which a Group Company has, since the Balance Sheet Date, sold, exchanged or otherwise disposed of any assets in excess of $500,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business and property sold or otherwise disposed of in the Ordinary Course of Business and except for any tangible asset which is obsolete; and
(xii)    Contracts identified as a distributor agreement (or substantially similar agreement) involving amounts in excess of $500,000 in the aggregate during the fiscal year ending December 28, 2019.
(b)    Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, and binding obligation of the Group Company party thereto and, to the Knowledge of the Company, the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid binding or enforceable would not, individually or in the aggregate, result in a Company Material Adverse Effect. True and correct copies of all Material Contracts have been made available to Parent or its representatives. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, (x) none of the Group Companies nor, to the Knowledge of the

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Company, any other party thereto, is in material breach of or material default under any Material Contract and (y) since the Balance Sheet Date, no Group Company has received any written claim or notice of breach of or default under any Material Contract.
3.14    Government Contracts.
(a)    Section 3.14(a) of the Company Disclosure sets forth a list of each Government Contract that is currently in effect having expected annual revenue for the fiscal year ending December 28, 2019 in excess of $3,000,000 and the name of the customer, name of the contract and number, effective date, and period of performance (each, a “Material Government Contract” and, collectively, the “Material Government Contracts”).
(b)    Section 3.14(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of each Government Bid (including the current status thereof) for an opportunity in excess of $3,000,000 which the Company has participated during the fiscal year ending December 28, 2019. Except as set forth on Section 3.14(b)(ii) of the Company Disclosure Schedule, since January 1, 2018, with respect to each Material Government Contract or material Government Bid, (i) to the Knowledge of the Company, the Group Companies have complied in all material respects with all material terms and conditions thereof; (ii) no written notice has been received by any Group Company asserting that the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries, is in material breach or violation of any Law or contractual requirement (other than pursuant to routine audits conducted pursuant to such Law or contractual requirement); and (iii) no written notice of termination, cure notice or show-cause notice has been received by any Group Company.
(c)    Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, since January 1, 2018, to the Knowledge of the Company, no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against any Group Company relating to Material Government Contracts or material Government Bids, nor is the Company or any of its Subsidiaries asserting in writing any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any Material Government Contract or material Government Bid.
(d)    Neither (i) the Company, its Subsidiaries nor any of its or their shareholders, members, officers, or directors, nor (ii) to the Knowledge of the Company, any of its or their employees is debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award of any Material Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor, to the Knowledge of the Company, is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its Subsidiaries or any of its or their predecessors, shareholders, members, officers, directors, managers or employees.
(e)    The applicable Group Company has complied in all material respects with all Government Contracts and Government Bids listed on Sections 3.14(a) and (b) of the Company Disclosure Schedule.

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(f)    There has been no finding of fraud or (to the Company’s Knowledge) any material liability as a result of defective pricing, labor mischarging or improper payments on the part of any Group Company in connection with any Government Contracts or Government Bids.
(g)    This Section 3.14 sets forth the sole and exclusive representations and warranties of the Group Companies under this Agreement with respect to government contracts matters.
3.15    Personal Property. Except as set forth in Section 3.15 of the Company Disclosure Schedule, each of the Group Companies has good and valid title to (or a valid leasehold interest in) the material tangible personal property, assets and equipment currently used in the conduct of the business of such Group Company, and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property, assets and equipment that are used in the operation of the business of the Group Companies are in satisfactory operating condition and repair (ordinary wear and tear excepted).
3.16    Intellectual Property.
(a)    Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, all Intellectual Property that is used in or necessary to the conduct of business of the Group Companies as currently conducted, including Company Technology and Company Software (“Company Intellectual Property”) is either (i) owned by a Group Company (such Intellectual Property, “Owned Intellectual Property”), or (ii) licensed for use by a Group Company, except, in each case, where a failure to so own or license such Intellectual Property would not, individually or in the aggregate, result in any material liability to the Group Companies.
(b)    Section 3.16(b)(i) of the Company Disclosure Schedule sets forth a list of all active or pending (i) patents, patent applications, trademark registrations and applications, copyright registrations and applications, domain names, and other forms of registrations and applications for registration or issuance with a Governmental Authority of any Owned Intellectual Property, and the jurisdiction(s) in which any of the foregoing has been issued or registered or in which any application for such issuance and registration has been filed or (ii) any material Intellectual Property that is not registered (and in the case of material trade secrets, a general description only) but that is necessary for the operation of the business as conducted during the twelve (12) month period prior to the date of this Agreement (collectively, the “Scheduled IP”). To the Knowledge of the Company, the Scheduled IP is subsisting and in full force and effect. The applicable Group Company possesses all rights, title, and interests in and to the Scheduled IP, free and clear of any Lien other than Permitted Liens and licenses granted in the Outbound IP Contractual Obligations. Except as set forth on Section 3.16(b)(ii) of the Company Disclosure Schedule, there is no, and during the past six (6) years there has been no, pending claim against any of the Group Companies by any Person contesting the ownership or use by any of the Group Companies of any Intellectual Property and none of the Group Companies has received any charge, complaint, claim, demand or notice alleging infringement, violation or misappropriation of the Intellectual Property of any Person. None of the Group Companies is subject to any Claim, proceeding or outstanding Order, settlement agreement or stipulation restricting in any manner the use, transfer or licensing by any

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of the Group Companies of any Owned Intellectual Property, or adversely affecting the validity, use or enforceability of any such Company Intellectual Property.
(c)    Except as set forth on Section 3.16(c) of the Company Disclosure Schedule: (i) the Group Companies have not in the past six (6) years infringed, violated or misappropriated any Intellectual Property of any third party; (ii) no Person has infringed, violated or misappropriated, and, to the Knowledge of the Company, no Person is infringing, violating or misappropriating, any Owned Intellectual Property, which has not had a material adverse effect on any Group Company; and (iii) no Person has infringed, violated or misappropriated, and no Person is infringing, violating or misappropriating, any Company Intellectual Property that is not Owned Intellectual Property, and which is exclusively licensed to any Group Company or for which any Group Company has the right to bring suit for infringement, misappropriation or other violation of such rights, which has not had a material adverse effect on any Group Company.
(d)    To the Knowledge of the Company, the Merger and the Transactions (A) have not caused, and will not cause, the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company Intellectual Property, or impair the right of any Group Company to use, possess, sell or license any material Company Intellectual Property or portion thereof, in the manner any Group Company uses, possesses, sells or licenses such Company Intellectual Property as of the date of this Agreement, (B) have not caused, and will not cause, any Group Company to be in breach of any Contract governing any material Company Intellectual Property, and (C) have not resulted in, and will not result in, the modification, cancellation, termination, suspension of, or acceleration of, any payments with respect to any Contract governing any Company Intellectual Property, or give any Person the right to do any of the foregoing.
(e)    Section 3.16(e)(i) of the Company Disclosure Schedule separately lists and identifies all Software that is owned by the Group Companies (the “Company Software”). Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, all right, title and interest in and to the Company Software is owned by a Group Company free and clear of all Liens except for Permitted Liens. The Company Software performs in all material respects in accordance with the documentation and other written materials related thereto and, to the Knowledge of the Company, is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Software. Except as set forth on Section 3.16(e)(iii) of the Company Disclosure Schedule, the Group Companies have not disclosed, delivered or licensed to any Person, or obligated themselves to disclose, deliver or license to any Person (including any escrow agent), any software source code owned by the Group Companies.
(f)    Section 3.16(f) of the Company Disclosure Schedule sets forth a complete list of all agreements under which (i) any Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided to a Group Company except for non-exclusive shrink-wrap or click-wrap licenses and other non-exclusive licenses for Commercial-Off-The-Shelf Software, and (ii) a Group Company has granted to any Person any right, title or interest in any material Company Intellectual Property (“Outbound IP Contractual Obligations”), other than any non-disclosure

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agreements entered into in the Ordinary Course of Business and non-exclusive licenses to customers in the Ordinary Course of Business. All such agreements are in full force and effect, and are binding obligations of the Group Company party thereto and, to the Knowledge of the Company, the other party or parties thereto. No Group Company that is a party to such agreement is in default under any such agreement, and to the Knowledge of the Company, no other party or parties to any such agreement is in default thereunder.
(g)    The Group Companies have taken commercially reasonable efforts to maintain the secrecy of their trade secrets and other confidential information. To the Knowledge of the Company, no trade secret of the Group Companies as presently conducted has been authorized to be disclosed or has been actually disclosed by any Group Company other than pursuant to a binding and enforceable nondisclosure agreement or other obligation of confidentiality restricting the disclosure and use of such trade secrets.
(h)    Except as set forth on Section 3.16(h) of the Company Disclosure Schedule, each Person who has participated in the development of any material Owned Intellectual Property has conveyed to a Group Company, by written agreement or operation of law, ownership of all such Intellectual Property created or developed by such Person within the scope of such Person’s employment or engagement. No such Person has any claim, right or interest to or in any Owned Intellectual Property, excluding rights reserved by contractors of the Group Company in any Intellectual Property owned by such Persons prior to the date of their engagement with any Group Company.
(i)    The Group Companies have not modified or distributed with the Company Software any Software that is provided under a license commonly referred to as an open source, free software, copyleft or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) in any manner that: (a) prohibits or restricts their ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Company Software; (b) requires the distribution or making available of source code of any Company Software; (c) except as specifically permitted by applicable law, grants any other Person the right to decompile, disassemble or otherwise reverse-engineer any Company Software; or (d) requires the licensing of any Company Software for the purpose of making derivative works
(j)    Except as set forth on Section 3.16(j) of the Company Disclosure Schedule, a Group Company has entered into written confidentiality agreements with each Person who has participated in the development of any material Owned Intellectual Property comprising a trade secret.
3.17    Employee Benefit Plans.
(a)    Section 3.17(a) of the Company Disclosure Schedule sets forth a list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all other material pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation, health and welfare, severance pay, vacation, bonus, incentive compensation and fringe benefit plans (excluding

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government programs and statutory benefits), and individual employment or award agreements, that are currently adopted, maintained by, sponsored or contributed to by the Group Companies or under which any Group Company has any outstanding liability, (each a “Benefit Plan,” and collectively, the “Benefit Plans”).
(b)    With respect to each Benefit Plan, the Company has provided or made available to Parent the following to the extent applicable: (i) the plan document, adoption agreement (or, in the case of an unwritten Benefit Plan, a written description thereof) and all amendments thereto; (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto); (iii) the two (2) most recent annual reports on Form 5500 (with schedules and attachments); (iv) the most recent IRS opinion or determination letter, (v) where applicable, any trust agreement, insurance policies and other documents establishing other funding arrangement and (vi) any correspondence since January 1, 2017 with any Governmental Authority relating to any government investigation or audit or any submission under any voluntary compliance procedure.
(c)    Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, (i) no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and (ii) no Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
(d)    With respect to each Benefit Plan, the Group Companies are in compliance in all material respects with ERISA, the Code and all Laws applicable to such Benefit Plans, and each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS. All material benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.
(e)    No claim, Legal Proceeding, investigation, audit or other action (other than routine claims for benefits in the Ordinary Course of Business) is pending, or to the Knowledge of the Company, threatened against any Benefit Plan.
(f)    None of the Benefit Plans provide retiree health or welfare insurance benefits to any current or former employee of the Company or its Subsidiaries, except as may be required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law requiring group health plan continuation coverage.
(g)    Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the payment of any amount under any Benefit Plan that would, individually or in combination with any other such payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

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(h)    No Benefit Plan providing for deferred compensation is subject to Code Section 409A(a) or Code Section 409A(b).
(i)    Notwithstanding any other provision of this Agreement to the contrary, this Section 3.17 contains the sole and exclusive representation and warranties of the Company with respect to employee benefit matters.
3.18    Labor.
(a)    No Group Company is a party to any labor or collective bargaining agreement in respect of any employee or group of employees of the Group Companies, and there is no pending representation question or union organizing activity respecting employees of the Group Companies. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, (i) there are no, and within the period starting on the Balance Sheet Date and ending on the date hereof, there have been no, material strikes, work stoppages, work slowdowns, lockouts, picketing or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Group Company, and (ii) there are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Group Companies against any of the Group Companies before a Governmental Authority.
(b)    Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all employees of the Company as of the date that is two (2) Business Days prior to the date hereof, including each employee’s name, title, date of hire, employment status (active or inactive), status as “exempt” or “not exempt,” resident alien status (if applicable), and office location. The Company has provided to Parent a true and complete list of each employee’s current base salary (or wages), target bonus, and other cash incentive compensation.
(c)    Each of the Group Companies is in compliance in all material respects with all agreements and all applicable laws relating to employment or labor. To the Knowledge of the Company, no present or former employee, officer, director or manager of the Group Companies has any claim against the Group Companies for unpaid wages, salary, or vacation or sick pay, or otherwise under any employment-related agreement.
(d)    Except as set forth on Section 3.18(d) of the Company Disclosure Schedule, to the Knowledge of the Company, since the Balance Sheet Date no executive or senior management-level employee of the Group Companies has provided notice of their intention to terminate his or her employment.
(e)    Except as set forth on Section 3.18(e) of the Company Disclosure Schedule, the Group Companies do not have any severance policy or severance obligation to any current or former employees of the Group Companies as of the date hereof.
3.19    Transactions With Related Parties. Except as set forth on Section 3.19 of the Company Disclosure Schedule, no present officer, director, member or stockholder of any of the Group Companies, nor any Affiliate of any Group Company (each a “Related Party”), is currently

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a party to any transaction or Contract with a Group Company, other than (i) Contracts with respect to the acquisition by, or merger with, a Group Company, where the seller or surviving company (or an Affiliate of the seller or surviving company) thereunder became a Related Party in connection with such transaction, and (ii) Contracts which will be terminated at or prior to Closing.
3.20    Insurance. Section 3.20 of the Company Disclosure Schedule contains a list of all insurance policies owned or held by or on behalf of the Group Companies as of the date of this Agreement (the “Insurance Policies”). As of the date of this Agreement, all Insurance Policies are in full force and effect and the Group Companies have complied in all material respects with the provisions of such policies. All premiums due and payable on the Insurance Policies have been paid as of the date hereof. As of the date hereof, neither the Company nor any of the Operating Subsidiaries have received a written notice of cancellation of any Insurance Policy. There are no pending claims by the Group Companies under any of the Insurance Policies, including as to which a Group Company has received written notice that such claim has been denied.
3.21    Financial Advisors. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers or the Group Companies and no Person other than those Persons set forth on Section 3.21 of the Company Disclosure Schedule is entitled to any fee or commission or like payment based on the arrangements made by the Sellers or any Group Company in connection with the Transaction.
3.22    Privacy and Data Security.
(a)    Except as would not result in a Company Material Adverse Effect, each Group Company complies, and has complied, with, and each of their respective data privacy and security practices conforms with, Applicable Privacy and Security Laws and with the respective data privacy and information security obligations to which it is subject, including under contract, privacy policy, or online terms of use. Each Group Company maintains policies and procedures that comply with (i) Applicable Privacy and Security Laws and (ii) data privacy and information security obligations to its customers, data subjects, or other Persons, including under contract, privacy policy, or online terms of use. Without limiting the foregoing, the Group Companies have used commercially reasonable efforts to ensure that the Group Companies’ data privacy and security practices are in compliance with any applicable requirements under the CCPA. No Group Company has received any claims, charges or written notice (including written notice from third parties acting on its behalf) from any Governmental Authority or other Person that it is committing, has committed or is under investigation for a violation of any of the Applicable Privacy and Security Laws, data privacy and security policies and notices or contractual obligations relating to data or Personal Information. To the Company’s Knowledge, no person (including any Governmental Authority) has commenced any Claim with respect to the loss, theft, misuse, damage or unauthorized access, use, Processing, disclosure or modification of any data or Personal Information by or on behalf of the Group Companies.
(b)    All systems, including the Company Software, firmware, hardware, networks, interfaces, and related systems owned or licensed by the Group Companies (collectively, the “Business Systems”) are sufficient for the needs of their business as currently conducted and

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have been designed and implemented using commercially reasonable standards to ensure (i) data and Personal Information collected by or on behalf of the Group Companies is protected against loss, theft, misuse, damage and unauthorized access, use, Processing, disclosure or modification. In the last thirty-six (36) months, no part of the Business Systems has been materially prone to malfunction or error and there has been (i) no material disruption, interruption or outage to any Business System, (ii) no material unauthorized disclosure of or access to data or Personal Information, (iii) no material unauthorized breaches of the security of or intrusion into the Business Systems and (iv) no Claim or circumstance requiring a Group Company to notify a Governmental Authority or any affected party of a data security breach or violation of any Applicable Privacy and Security Laws. The Group Companies have safeguarded their Business Systems with commercially reasonable information security controls, and disaster recovery and business continuity practices.
(c)    The Group Companies have all of the necessary rights, permission and licenses to the personally identifiable data received from customers or clients using Company Software, products and services, except where the lack of such rights, permission and licenses would not have a material adverse effect on any Group Company.
3.23    Customers. With respect to any Contract expected to involve annual payments or consideration furnished to any Group Company for the fiscal year ending December 28, 2019 of more than $1,000,000, except as set forth on Section 3.23 of the Company Disclosure Schedules, as of the date hereof, no customer (or former customer) of any Group Company during the last twelve (12) months has canceled, terminated or, to the Company’s Knowledge, threatened in writing to cancel or otherwise terminate such Contract, or to materially decrease its usage of the Group Company’s services or products. As of the date hereof, the Group Companies have not received any written notice, and the Company has no Knowledge, to the effect that any current customer under such Contract intends to terminate or materially alter its business relations with any Group Company as a result of the Transactions.
3.24    Bank Accounts. Section 3.24 of the Company Disclosure Schedules sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Group Companies maintain accounts of any nature (or at which an account is maintained to which the Group Company has access as to which deposits are made on behalf of the Group Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and lists all locations of all safe deposit boxes used by the Group Company. There are no outstanding powers of attorney executed on behalf of any Group Company with respect to any such accounts or safe deposit boxes.
3.25    Backlog.
(a)    Section 3.25 of the Company Disclosure Schedules sets forth the projects of the Group Companies that are outstanding and require the performance of additional services that have already been ordered by the applicable customer to complete them, as of the date hereof (the “Backlog Contracts”), including (a) each customer, (b) whether the applicable contract is for a fixed price or other type of contract, (c) the contract revenue for 2018 and the contract revenue as of the Balance Sheet Date, (d) the contract’s dollar value, and (e) the dollar amount of the backlog (for

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the avoidance of doubt, this clause (e) only includes customer orders that have been placed but not yet fulfilled and excludes additional orders that may be placed in the future at customer’s discretion). Except as set forth on Section 3.25 of the Company Disclosure Schedules, no Backlog Contracts are at prices which, based on the past experience of any Group Company and current and anticipated costs, have resulted, or can reasonably be expected to result, in a material loss to the Group Company.
(b)    Except as set forth on Section 3.25 of the Company Disclosure Schedules, no Group Company is and, to the Knowledge of the Company, no other party to any Backlog Contract is in violation or breach of, or in default under, nor has there occurred any event or condition that with or without the passage of time or the giving of notice (or both) would constitute a violation or breach of, or default under, or permit the default termination of, any Backlog Contract or would cause acceleration of any obligation of any party thereto or create any Lien on the property of any Group Company, except, in each case, as would not result in a Company Material Adverse Effect.
3.26    Accounts Receivable and Accounts Payable.
(a)    All Accounts Receivable of the Group Companies are, or in the case of Work-in-Progress, will be, valid receivables that have arisen from bona fide transactions entered into on an arms’ length basis in the Ordinary Course of Business. Except as set forth on Schedule 3.26 of the Company Disclosure Schedule, the Accounts Receivable of the Group Companies are current and, to the Knowledge of the Company, are, or in the case of Work-in-Progress, will be, collectible net of the reserve shown on the balance sheet included in the Financial Statements dated as of the Balance Sheet Date (which reserve is adequate and calculated in accordance with GAAP) without any setoff, expense or other reduction. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, with respect to any Accounts Receivable. Schedule 3.26 of the Company Disclosure Schedule sets forth (i) the aging of all Accounts Receivable and (ii) a listing of all Work-in-Progress, in each case, as of the Balance Sheet Date and with respect to balances over $100,000.
(b)    The accounts payable of the Group Companies reflected on the Balance Sheet arose from bona fide transactions with third parties on an arms’ length basis in the Ordinary Course of Business.
3.27    Product and Service Warranties. As of the date hereof, since January 1, 2017, no Group Company has received any written legal claims or had any legal claims threatened, in each case, involving amounts in excess of $100,000, with respect to any warranties or guarantees pertaining to any products or services provided by the Group Companies.
3.28    LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 10.2(c), IN EACH CASE, BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY MAKES NO, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE GROUP COMPANIES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER

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MADE BY THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 10.2(c), IN EACH CASE, BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT OR MERGER SUB BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION). THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE GROUP COMPANIES.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth on the disclosure schedule delivered by Parent to the Representative and the Company concurrently with entry into this Agreement (the “Parent Disclosure Schedule”), which are subject to the limitations and qualifications set forth in Section 10.2(c), each of Parent and Merger Sub hereby represents and warrants to the Company as of the date hereof as follows:
4.1    Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect.

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4.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations thereunder have been duly authorized by the requisite corporate action on the part of each of Parent and Merger Sub. No other proceeding, action or approval on the part of either Parent or Merger Sub (including by its respective equityholders) is necessary to authorize the Transaction Agreements to which it is a party or to consummate the Transactions. Each of the Transaction Agreements to which it is a party has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Parent and/or Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
4.3    Conflicts; Consents of Third Parties.
(a)    Assuming all Governmental Approvals contemplated by Section 4.3(b) below have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described in Section 3.3(b) of the Company Disclosure Schedule have been made, none of the execution, delivery and performance by either Parent or Merger Sub of the Transaction Agreements to which it is a party, or the consummation of the Transaction by Parent and Merger Sub, will conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under or give rise to a right of termination, acceleration, modification or cancellation under any provision of (A) the Organizational Documents of Parent or Merger Sub, as applicable; (B) any Contract or Permit which Parent or Merger Sub or any of their Affiliates, as applicable, is a party to or bound by, or by which Parent’s or Merger Sub’s or any of their Affiliates’, as applicable, properties or assets are bound; or (C) any Law applicable to Parent or Merger Sub or any of their Affiliates, as applicable, except, in the case of clauses (B) and (C), where such conflict, violation acceleration, termination, modification, cancellation or default, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, no Governmental Approval is required on the part of either Parent or Merger Sub in connection with the execution and delivery by such Party of the Transaction Agreements to which it is a party, or the consummation of the Transactions by such Party, except for any Governmental Approval (i) described in Section 3.3(b) of the Company Disclosure Schedule or (ii) the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4    Legal Proceedings. There are no pending or, to the knowledge of Parent or Merger Sub, threatened, Legal Proceedings against Parent or Merger Sub or their Affiliates that would have, individually or in the aggregate, a Parent Material Adverse Effect. There is no outstanding material Order imposed upon either Parent or Merger Sub or any of their assets or Affiliates, except for Legal Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.5    Financial Capability. Parent will have as of the Closing, (i) sufficient cash available to pay the Merger Consideration and all related fees and expenses in connection with the Transactions, (ii) the resources and capabilities (financial and otherwise) to perform its obligations

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hereunder and (iii) has not incurred, and as of the Closing will not have incurred, any obligation, condition, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.
4.6    Solvency. Upon consummation of the Merger, Parent and the Group Companies, on a consolidated basis, will not, solely as a result of the consummation of such Transaction, (i) be insolvent or have incurred debts beyond their ability to pay such debts as they mature or (ii) have unreasonably small capital with which to engage in their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.
4.7    Investment. Parent is acquiring the equity securities of the Group Companies for its own account and for investment purposes and not with a view to the distribution thereof. Parent acknowledges that such equity securities have not been registered under the Securities Act or any state securities Law and Parent must bear the economic risk of its investment in such securities until and unless the offer and sale of such securities is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Parent has conducted an examination of available information relating to the Group Companies and their respective businesses, Parent has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in such securities, and Parent can bear the substantial economic risk of an investment in such securities for an indefinite period of time and can afford a complete loss of such investment.
4.8    Financial Advisors. Except as set forth on Section 4.8 of the Parent Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Parent, Merger Sub or their respective Affiliates and no Person is entitled to any fee or commission or like payment based on the arrangements made by Parent, Merger Sub or their respective Affiliates in connection with the Transaction.
4.9    No Other Representations and Warranties; No Reliance; Parent and Merger Sub Investigation.
(a)    Each of Parent and Merger Sub acknowledges and agrees that, except as expressly set forth in ARTICLE III, the Company makes no promise, representation or warranty, express or implied, relating to the Group Companies or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transaction, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Parent and/or Merger Sub or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, each of Parent and Merger Sub acknowledges and agrees that it has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in ARTICLE III.

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(b)    In respect of this Agreement and the Transaction, neither Parent nor Merger Sub has relied or is relying on any document or written or oral information (including, but not limited to, the Confidential Information Packet prepared by Houlihan Lokey Capital, Inc.), statement, representation or warranty furnished to or discovered by it or any of its Affiliates other than the representations and warranties set forth in this Agreement.
(c)    Each of Parent and Merger Sub acknowledges that it is has made its own inquiry and is relying on its own independent investigation and analysis in entering into the Transaction. Each of Parent and Merger Sub is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the Transaction. Each of Parent and Merger Sub has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. The foregoing provisions of this Section 4.9(c) shall not in any way limit the representations and warranties contained in ARTICLE III.
(d)    Except as otherwise expressly set forth in this Agreement, each of Parent and Merger Sub understands and agrees that the Company, its Operating Subsidiaries and each of their respective assets are being furnished “as is”, “where is” and, subject to the representations and warranties contained in ARTICLE III, with all faults and without any other representation or warranty of any nature whatsoever or elsewhere in this Agreement.
ARTICLE V

COVENANTS
5.1    Conduct of Business. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Section 5.1 of the Company Disclosure Schedule or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), (a) conduct its business in the Ordinary Course of Business (including any conduct that is directly related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (c) not do any of the following:
(i)    make any capital expenditure in excess of $350,000 individually or $750,000 in the aggregate;
(ii)    take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;
(iii)    declare or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends and distributions by an Operating Subsidiary to the Company or dividends or distributions solely in cash;

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(iv)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any Person or other business organization or division thereof of any other Person (excluding the acquisition of assets not constituting substantially all of the assets of another Person and in the Ordinary Course of Business);
(v)    amend, extend, renew or terminate any Material Contract, Material Government Contract or Real Property Lease, as applicable, other than any Contracts or extensions (A) with a term of less than one year, (B) which involve $500,000 or less, or (C) amended, extended, renewed or terminated in the Ordinary Course of Business;
(vi)    change in any material respect the base compensation of, or enter into any new bonus or incentive agreement or arrangement (other than any transaction, retention, change of control or similar payments which, in each case, are payable in connection with the transactions contemplated by this Agreement) with, any of its employees, other than changes made in accordance with normal compensation practices and consistent with past practices of the Group Companies or changes required by employment agreements or by any Law;
(vii)    materially amend or enter into a new, Benefit Plan (except as required by Law, a Contract in effect on the date hereof or customary renewals of existing Benefit Plans in the Ordinary Course of Business) or collective bargaining;
(viii)    incur any Indebtedness in excess of $1,000,000 in the aggregate (with respect to the Group Companies, taken as a whole), except (1) current liabilities incurred in the Ordinary Course of Business or (2) borrowings under existing credit facilities, and (3) obligations under Contracts entered into in the Ordinary Course of Business;
(ix)    issue any equity interests or grant any option or issue any warrant to purchase or subscribe for any such securities or issue any securities convertible into such securities (except in connection with the exercise or conversion of equity securities, options and warrants issued and outstanding as of the date hereof);
(x)    adopt any amendments to their respective Organizational Documents;
(xi)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law or GAAP;
(xii)    sell, or otherwise dispose of, any (A) intangible, or (B) material tangible assets in excess of $500,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business and personal property sold or otherwise disposed of in the Ordinary Course of Business and except for any tangible asset which is obsolete;

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(xiii)    make, change or revoke any Tax election; change any annual Tax accounting period; change any Tax accounting principles, methods, practices or policies; file any amended Tax Return; or enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes); or
(xiv)    agree in writing to do anything contained in this clause (c).
5.2    Access to Information.
(a)    From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, and subject to the restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Parent and Parent’s authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company) for any reasonable purpose (provided, the continuation of due diligence shall not be deemed a reasonable purpose). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any competitively sensitive information or disclose any other information to Parent or its representatives if (x) such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege, (y) such disclosure would be reasonably likely to contravene any applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof, or (z) the Parties are in an adversarial relationship in litigation or arbitration (in which case the furnishing of information, documents or records contemplated by this Section 5.2(a) shall be subject to applicable rules relating to discovery) (the matters referred to in this sentence with respect to any Person, the “Access Limitations”).
(b)    From and after the Closing Date, in connection with any reasonable business purpose, including the determination of any matter relating to the rights or obligations of the Sellers under this Agreement, upon reasonable prior request and subject to the Access Limitations, Parent shall, and shall cause the Group Companies to, (i) afford the Representative and its authorized representatives reasonable access, during normal business hours, to the offices, properties, books, records and other documents of Parent and its Affiliates solely to the extent in respect of the Group Companies and (ii) make reasonably available to the Representative and its authorized representatives the employees of the Company, Parent and its Affiliates in respect of the Group Companies whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Representative in connection with the inquiries for any of the purposes referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that (x) such requests shall not interfere in any significant manner with the normal operations of Parent or any of its Affiliates or would be reasonably likely to jeopardize any attorney-client or other legal privilege, or would be reasonably likely to contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (y) the auditors and accountants of Parent or its Affiliates shall not be obligated to make any work papers (to the extent such documents exist) available to any Person unless and until such Person has signed a customary

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agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (z) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records contemplated by this Section 5.2(b) shall be instead subject to applicable rules relating to discovery.
(c)    During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor, officer, employee or other material business relation of any Group Company regarding the Transactions without the prior written consent of the Company.
5.3    Efforts; Regulatory Filings and Consents.
(a)    Without prejudice to Parent’s obligations set forth in Section 5.3(d), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (i) to consummate and make effective as promptly as possible, but in no event later than the Termination Date, the Transactions, (ii) to obtain all Governmental Approvals of any Governmental Antitrust Authority required to be obtained or made by the Company, Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement, (iii) to defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Antitrust Authority (including a private party challenge) adversely affecting this Agreement or the Transaction, including promptly appealing any adverse court or administrative decision; provided, however, that the Company and its Affiliates shall not be required to (A) make any material monetary expenditures or commence or be a plaintiff in any litigation to satisfy their obligations under this Section 5.3; or (B) sell or otherwise dispose of any portion of the business of the Group Companies or offer or grant any material accommodation (financial or otherwise) to any Person in order to satisfy their obligations under this Section 5.3.
(b)    Each of the Company and Parent shall (i) as soon as reasonably practicable (and in any event within five (5) Business Days following the date of this Agreement) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the Transaction and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable (and in any event within five (5) Business Days following the date of this Agreement) make all filings under the applicable Other Competition Laws, if any, required for the Transaction, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Other Competition Laws. Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Other Competition Laws, as the case may be. All other regulatory filings shall be in substantial compliance with the requirements of applicable Law. Each of Parent and the

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Company shall furnish to the other Party such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the applicable Other Competition Laws or other applicable Law, as the case may be. The Company and Parent shall use reasonable best efforts to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, other Governmental Antitrust Authorities and any other Governmental Authority having jurisdiction.
(c)    Without limiting the generality of the undertakings set forth in Sections 5.3(a), 5.3(b) and 5.3(d) and subject to any appropriate confidentiality protections, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with this Section 5.3 and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority, other Governmental Authority or, in connection with any proceeding by a private party, and any other information supplied by such party and such party’s Affiliates to a Governmental Antitrust Authority or other Governmental Authority in connection with this Agreement and the Transaction. Subject to applicable Law, the Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and shall consider in good faith the views of the other party in connection with, any proposed written or, if practicable, oral communication to any Governmental Antitrust Authority or other Governmental Authority relating to the Transaction. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority or other Governmental Authority in connection with the Transaction unless, to the extent not prohibited by such Governmental Antitrust Authority or other Governmental Authority, it consults with the other Party in advance, and gives the other Party the opportunity to attend and participate.
(d)    Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall take, or cause to be taken, any and all actions, including the disposition of assets, required by any Governmental Antitrust Authority as a condition to the granting of any Governmental Approval necessary for the consummation of the Transactions or as may be required to avoid, lift, vacate, reverse or resolve any legislative, administrative or judicial action (including any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transaction as violative of the HSR Act or Other Competition Laws) that would otherwise reasonably be expected to materially impair or delay the consummation of the Transactions. Without limiting the generality of the foregoing, such actions may include, but are not limited to: (i) divesting, selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, any entity, facility or asset of Parent or its Affiliates (including the Group Companies), (ii) terminating, amending or assigning any existing relationships and contractual rights and obligations, and (iii) amending, assigning or terminating any existing licenses or other agreements and entering into such new licenses or other agreements (and, in each case, entering into agreements with the relevant Governmental Antitrust Authority giving effect thereto), in each case with respect to the foregoing clauses (i), (ii) or (iii) if such action is necessary or reasonably advisable as a condition to the granting of any Governmental Approval necessary for the consummation of the Transactions or as

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may be required to avoid, lift, vacate reverse or resolve any legislative, administrative or judicial action (including any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of the HSR Act or Other Competition Laws) that would otherwise reasonably be expected to materially impair or delay the consummation of the Transactions; provided that any such action shall not be required to be effective prior to the Closing.
(e)    The filing fees under the HSR Act, Other Competition Laws and other applicable Laws, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the Parties in connection with any such filings and any other filings with Governmental Authorities, shall be borne by Parent.
(f)    Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, Parent, Merger Sub and their respective Subsidiaries and Affiliates shall not take or agree to take any action that would reasonably be expected to prevent or delay the parties from obtaining any Governmental Approval in connection with the Transactions, including entering into an agreement to acquire (whether via merger, consolidation, stock or asset purchase or otherwise) any material amounts of assets of or any equity in any other Person or any business or division thereof if such agreement would be reasonably expected to create a material risk of making it more difficult to obtain the Governmental Approval of the FTC or DOJ or any other Governmental Antitrust Authority required in connection with the Transactions.
5.4    Confidentiality. Each of Parent and Merger Sub acknowledges that the information provided to it and its representatives in connection with this Agreement (including Section 5.2(a) hereof) and the Transaction is subject to the terms of the Confidentiality Agreement, dated July 31, 2019, by and between Parent and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
5.5    Preservation of Records. In addition to and not in limitation of the provisions of Section 5.2(a), Parent agrees to preserve and keep the records relating to the businesses of the Group Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Representative as may be reasonably requested in connection with any insurance claims by, Legal Proceedings (other than Legal Proceedings between the Representative and Parent related to this Agreement or the Transaction) or Tax audits against, or governmental investigations of, the Group Companies or in order to enable the Representative to comply with its obligations under this Agreement and each other Transaction Agreement.
5.6    Publicity. None of the Representative or, prior to the Closing, the Company, on the one hand, or Parent, Merger Sub or, following the Closing, the Surviving Company, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the Representative’s or Parent’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities;

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provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Representative or Parent, as applicable, with respect to the text thereof and; provided, further, that (i) the Company and Representative, on the one hand, and Parent and its equityholders and Affiliates, on the other hand, shall be entitled to disclose such information to their respective directors, officers, executive employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality, (ii) Parent’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available, and (iii) after the Closing, the Parent may publicly announce that the Transaction has closed and comply with its reporting requirements pursuant to applicable Law.
5.7    Director and Officer Liability; Indemnification.
(a)    For a period of six (6) years after the Closing, (i) Parent shall not, and shall not permit the Group Companies to, amend, repeal or modify any provision in any of their Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and/or directors (each, a “D&O Indemnified Person”) (unless and to the extent required by Law) in a manner that would materially adversely affect the rights of D&O Indemnified Persons and (ii) Parent shall, and shall cause the Group Companies to, to the fullest extent permitted by applicable Law, (A) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses (as defined below) and all Losses, claims, damages, judgments and amounts paid in settlement in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of any of the Group Companies or arising out of acts or omissions occurring on or prior to the Closing (a “D&O Indemnifiable Claim”) and (B) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Agreement, “D&O Expenses” shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.
(b)    Parent shall cause the Company, at Parent’s expense, to purchase and maintain in effect beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms

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and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)    If Parent, the Surviving Company, any of the Operating Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.7.
5.8    R&W Insurance Policy. On or before the Closing, Parent shall deposit with the Insurer the portion of the premium required under the terms of the R&W Insurance Policy in order to bind the Insurer as of the Closing and take any other actions necessary to cause the R&W Insurance Policy to incept as of the Closing. Parent shall cause the R&W Insurance Policy to be issued promptly after the Closing. Prior to the Closing, Parent shall pay or cause to be paid all of the costs and expenses related to the R&W Insurance Policy, including, without limitation, the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses of such policy and take all steps and do all other actions that may be reasonably required in order to ensure that the R&W Insurance Policy is issued on or before the Closing Date. The R&W Insurance Policy shall be on customary terms and conditions (including, for the avoidance of doubt, (i) the Insurer expressly waiving, and agreeing not to pursue, directly or indirectly, except in the case of fraud by the Company in the making of representations and warranties in this Agreement, any subrogation rights against the Group Companies, any Seller or any Seller’s equityholders with respect to any claim made by any insured thereunder and (ii) the Insurer expressly agreeing that Parent and its Affiliates shall have no obligation to pursue any claim against the Group Companies or any Seller in connection with any Loss, liability or damage related thereto). Parent covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the R&W Insurance Policy. Parent and its Affiliates will not (i) amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to, except in the case of fraud by the Company in the making of representations and warranties in this Agreement, subrogate or otherwise make or bring any action or proceedings against any Seller, any Seller’s equityholders, any Group Company or any of its Affiliates or any past, present or future director, manager, officer, employee or advisor of any Seller or Group Company based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or that would reasonably be likely to result in any such Person having any liability arising from any breach of any representation or warranty in this Agreement or any other Transaction Agreement or (ii) novate or otherwise assign its rights under such R&W Insurance Policy (or do anything which has a similar effect).
5.9    Financing.
(a)    Prior to the Closing, the Company shall, and shall cause the Operating Subsidiaries to, use commercially reasonable efforts to, and to cause its and their respective officers, managers, employees, consultants, counsel, accountants, agents, advisors and other representatives

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(the “Company’s Representatives”) to use their commercially reasonable efforts (except to the extent it would be reasonably expected to unreasonably interfere with the ongoing operations of the Group Companies or would include any actions that the Company reasonably believes would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege) to cooperate with any debt financing that Parent may be arranging in connection with the Transaction (the “Financing”) (it being understood that the Company shall have satisfied its obligations set forth in this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided). The foregoing notwithstanding, (i) none of the Group Companies nor any of their respective directors, officers or employees shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any definitive agreements related to the Financing, (ii) no obligation of the Company, the Operating Subsidiaries or any other Person undertaken pursuant to the foregoing shall be effective until the Closing, (iii) none of the Group Companies nor any of the Company’s Representatives shall be required to pay, or commit to pay, any fee or incur any other cost or expense in connection with the Financing prior to the Closing, (iv) such assistance shall not require the giving of representations or warranties to any third parties or the indemnification thereof, (v) such assistance shall not require the waiver or amendment of any terms of this Agreement, (vi) such assistance shall not cause any director, officer or employee of the Group Companies to incur any personal liability and (vii) such assistance shall not require delivery of any legal opinions or accountants’ cold comfort letters or reliance letters. Notwithstanding anything to the contrary in this Agreement, (x) the condition set forth in Section 6.2(c), as it applies to the Company’s obligations under this Section 5.9(a), shall be deemed satisfied and (y) the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Section 5.9(a), in each case, unless the Financing has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 5.9(a) that cannot be or has not been cured prior to the later of (A) the Business Day prior to the Termination Date or (B) the date that is thirty (30) days from the date that the Company are notified by Parent of such willful and material breach.
(b)    Regardless of whether the Closing shall occur, Parent shall indemnify and hold harmless the Group Companies and their Affiliates and the Company’s Representatives for and against any and all Losses and other obligations suffered or incurred by them in connection with the arrangement of and assistance with the Financing and any information utilized in connection therewith or otherwise arising from the Financing, including Losses and other obligations suffered in connection with complying with Section 5.9(a) above, and shall indemnify and hold harmless the Group Companies and their Affiliates and the Company’s Representatives for and against all costs and expenses incurred by the Group Companies and their Affiliates and the Company’s Representatives in connection with performance of their respective obligations under Section 5.9(a) or otherwise arising from the Financing. Parent shall, promptly upon request by the Company, reimburse the Group Companies and the Company’s Representatives for all reasonable costs and expenses incurred by such Persons in connection with Section 5.9(a).
5.10    Stockholder Approval. Concurrently with the execution of this Agreement, the Company has delivered to Parent a written consent, duly executed by Arlington Capital Partners III, L.P., approving and adopting this Agreement, the Transaction Agreements to which the Company

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is or will be a party, the Merger and the other applicable Transactions. At least 10 days prior to the Closing, the Company shall deliver to each holder of Shares a “Company Sale Notice” exercising the Company’s take-along rights under Section 2.1 of the Company Stockholder Agreement.
ARTICLE VI

CONDITIONS TO CLOSING
6.1    Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists) of the following conditions:
(a)    any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been terminated; and
(b)    there shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction in the United States directing that the Transaction not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transaction; provided, however, that Parent shall have taken all actions required by Section 5.3 to prevent the occurrence or entry of any such Law or Order and to remove or appeal as promptly as possible any such Law or Order.
6.2    Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing and to consummate the Transaction are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Parent) of the following further conditions:
(a)    the Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);
(b)    the representations and warranties of the Company set forth in ARTICLE III (other than those referred to in clause (a) above), respectively, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be so true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Company Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect);
(c)    the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

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(d)    since the date hereof, there shall not have occurred a Company Material Adverse Effect;
(e)    not more than five percent (5%) of the Shares outstanding immediately prior to the Effective Time shall be (i) Dissenting Shares or (ii) Shares in respect of which the holder thereof shall continue to have the right to exercise dissenters rights under the DGCL; and
(f)    prior to or at the Closing, the Company shall have delivered to Parent a certificate of an authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Parent, to the effect that the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been satisfied.
6.3    Other Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing and to consummate the Transaction are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Representative) of the following further conditions:
(a)    the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization of Agreement) and Section 4.8 (Financial Advisors) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);
(b)    the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those referred to in clause (a) above) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had a Parent Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Parent Material Adverse Effect contained in such representations and warranties shall not be given effect);
(c)    Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and
(d)    prior to or at the Closing, Parent shall have delivered to the Representative a certificate of an authorized officer of Parent, dated as of the Closing Date, in form and substance reasonably acceptable to the Representative, to the effect that the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
6.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s failure to use best efforts to cause the Closing to occur, as required by Section 5.3.

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ARTICLE VII

TERMINATION
7.1    Termination.
(a)    This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:
(i)    by mutual written consent of Parent and the Representative;
(ii)    by either the Representative or Parent, if any Governmental Authority of competent jurisdiction in the United States shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transaction (after giving effect to Parent’s and Merger Sub’s respective obligations under Section 5.3) and such Order or other action shall have become final and nonappealable;
(iii)    by either the Representative or Parent, if the Closing does not occur on or prior to February 6, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(iv)    by the Representative, upon written notice to Parent, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Parent or Merger Sub or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 6.3(a), 6.3(b) or 6.3(c) not being satisfied prior to the Termination Date, such breach or inaccuracy has not been waived by the Representative, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following the Representative’s written notice to Parent of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 7.1(a)(iv) shall not be available to the Representative if the Company is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(v)    by Parent, upon written notice to the Representative, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Company or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(c) not being satisfied prior to the Termination Date, such breach or inaccuracy has not been waived by Parent, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following Parent’s written notice to the Representative of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement

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under this Section 7.1(a)(v) shall not be available to Parent if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(vi)    by the Representative, whether or not the Representative or the Company has sought or is entitled to seek specific performance pursuant to Section 9.10, if (A) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing and those conditions that Parent’s breach has caused not to be satisfied) and (B) after receiving at least a two (2) Business Day prior written notice from the Representative, Parent fails to consummate the Transactions within two (2) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.1; or
(vii)    by the Parent, whether or not the Parent has sought or is entitled to seek specific performance pursuant to Section 9.10, if (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing and those conditions that the Company’s breach has caused not to be satisfied) and (B) after receiving at least a two (2) Business Day prior written notice from the Parent, the Company fails to consummate the Transactions within two (2) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.1.
(b)    In the event of termination by the Representative or Parent pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the Transaction shall be terminated, without further action by any Party. If the Transactions are terminated as provided herein, Parent shall return to the Company or destroy all documents and other material received from the Company or the Representative relating to the Transaction, whether so obtained before or after the execution hereof.
7.2    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any Party or their respective directors, officers, employees, owners, representatives or Affiliates, and the Transaction shall be abandoned without further action by the Parties, except for (i) the penultimate sentence of Section 5.2(a) (Access to Information) and (ii) Sections 7.2 (Effect of Termination), Section 5.9(b) (Financing) and ARTICLE IX (Miscellaneous), each of which, shall survive such termination. Nothing in this Section 7.2, however, shall be deemed to release any Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement prior to termination. For purposes of this Sections 7.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
ARTICLE VIII

TAX MATTERS

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8.1    Tax Sharing Arrangements. All Tax allocation agreements, Tax sharing agreements, and Tax indemnity agreements (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes) with respect to or involving any Group Company (other than the provisions of this Agreement) shall be terminated on or prior to the Closing Date and after the Closing Date, neither the Parent nor any Group Company shall not be bound thereby or have any liability thereunder for amounts due in respect of any period on or prior to the Closing Date.
8.2    Cooperation. After the Closing Date, the Representative shall (and shall cause its Affiliates to) (a) assist Parent in preparing any Tax Returns for a Pre-Closing Tax Period, and in connection therewith provide Parent necessary powers of attorney, (b) cooperate fully in preparing for and conducting any Legal Proceeding with Taxing Authorities regarding, any Tax Returns of the Group Companies for a Pre-Closing Tax Period, and (c) make available to Parent and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Group Companies. In furtherance of the foregoing, Parent and the Representative shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related workpapers for all taxable periods that include the Closing Date and all prior taxable periods until thirty (30) days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof, to which such Tax Returns relate.
8.3    Allocation of Taxes. To the extent permissible under applicable Laws, the Parties agree to elect (and have each Group Company elect) to have each Tax year of each Group Company to end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that each Group Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes, etc.), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if each Group Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period ending on the Closing Date as compared to the number of days in the entire Straddle Period; (B) any Transaction Deduction shall be attributed to the portion of the Straddle Period ending on the Closing Date, to the fullest extent permitted by applicable Law; and (C) any item (or Tax) resulting from a Parent Closing Date Transaction shall be attributed to the portion of the Straddle Period beginning after the Closing Date. For the avoidance of doubt, for purposes of allocating amounts required to be included by Parent or any Group Company in income under Section 951(a) or 951A of the Code with respect to any Straddle Period of a foreign Group Company, the taxable

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year of the relevant foreign Group Company giving rise to the income required to be included shall be deemed to close on the Closing Date in the same manner as described above.
8.4    338(g) Elections. Neither Parent nor any Group Company shall make an election under Section 338(g) of the Code with respect to the Transactions or make any other Tax election or take any other action that has the effect of increasing the amount of Taxes attributable to a Pre-Closing Tax Period that are included in the calculation of Working Capital.
8.5    Other Tax Matters. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes, and Parent shall cause the Group Companies to join Parent’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date.
ARTICLE IX

MISCELLANEOUS
9.1    No Survival; Certain Waivers.
(a)    The representations and warranties and covenants and agreements (to the extent contemplating or requiring performance prior to the Closing) of the Company and the Sellers set forth in this Agreement or in any instrument delivered in connection with this Agreement (other than those contained in the Letters of Transmittal to the extent provided therein) shall not survive the Closing. Each of the representations and warranties of the Company and the Sellers set forth in this Agreement or in any instrument delivered in connection with this Agreement (other than those contained in the Letters of Transmittal to the extent provided therein) shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company or the Sellers except to the extent based upon or attributable to those contained in the Letters of Transmittal. The covenants and agreements of the Company, the Sellers, Parent and Merger Sub set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the Company or the Sellers. Each covenant or agreement herein requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this Section 9.1(a) shall be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement.
(b)    Parent, for itself and on behalf of its Affiliates (including, after the Closing with respect to Parent, the Surviving Company and the Operating Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller or its Affiliates or any of the former, current, or future general or limited partners, shareholders or equityholders, managers,

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members, directors, officers, employees, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, the “Seller Related Persons”) relating to the operation of the Company and the Operating Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Company Disclosure Schedule, or Exhibits hereto or the Transactions, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.1, no claim shall be brought or maintained by, or on behalf of, the Parent or any of its Affiliates (including, after the Closing with respect to Parent, the Surviving Company and the Operating Subsidiaries) against any Seller Related Person, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company, the Sellers or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Schedule or Exhibits hereto or the Transactions, the business or the ownership, operation, management, use or control of the business of the Company or any Operating Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing.
(c)    Parent acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the Transaction and that, without these agreements set forth in this Section 9.1, the Company and the Sellers would not enter into this Agreement or otherwise agree to consummate the Transaction.
9.2    Expenses.
(a)    Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction; provided that for the avoidance of doubt, Parent shall pay fees and other amounts required to be paid in connection with the Financing. Parent shall be solely responsible for all governmental fees and charges applicable to any requests for Governmental Approvals or to the consummation of the Transaction. Parent, on the one hand, and the Representative, on the other hand, shall each pay one-half of all charges and expenses of the Paying Agent and the Escrow Agent in connection with this Agreement.
(b)    Any Transfer Taxes payable in connection with the Transaction shall be borne fifty percent (50%) by Parent and fifty percent (50%) by Sellers (as a component of Transaction Expenses). Except as otherwise required by Law, Parent shall duly and timely prepare and file any Tax Return relating to such Taxes. Parent shall give the Representative a copy of each such Tax Return for its review and comments at least ten (10) days prior to filing and shall give the

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Representative a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable.
9.3    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.
9.4    Submission to Jurisdiction; Waivers. Subject to Section 1.10(d)(ii) (which will govern any dispute arising thereunder), the Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the state or federal courts sitting in the State of Delaware (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:
(a)    submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by Law, in such appellate courts;
(b)    consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;
(c)    waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or to this Agreement, or its performance under or the enforcement of this Agreement;
(d)    agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 9.8; and
(e)    agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.
9.5    Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.
9.6    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the documents delivered pursuant hereto and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes

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all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.
9.7    Amendments and Waivers. Prior to Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent and the Company. Following Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent and the Representative. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control. Notwithstanding anything to the contrary contained herein, the provisions of Sections 9.10 (Specific Performance), 9.11 (No Third-Party Beneficiaries), 9.12 (Assignments), 9.7 (Amendments and Waivers) and 9.15 (No Recourse to Debt Financing Sources) that relate to any Debt Financing Sources (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would directly modify the substance of the provisions of such Sections that relate to any Debt Financing Sources) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Sources without the prior written consent of such Debt Financing Sources, which consent shall not be unreasonably withheld, conditioned or delayed.
9.8    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile or e-mail (with written confirmation of receipt), or (c) one Business Day following the day sent by overnight courier (charges prepaid), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision).
If, prior to the Closing, the Company, to:
c/o Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: Peter Manos and David Wodlinger
Facsimile: (202) 337-7525
Email:    pmanos@arlingtoncap.com
    dwodlinger@arlingtoncap.com

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With a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, D.C. 20006
Attention: Lucantonio N. Salvi
Facsimile: (202) 747-3811
Email: lsalvi@sheppardmullin.com
If to the Representative, to:
c/o Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: Peter Manos and David Wodlinger
Facsimile: (202) 337-7525
Email:    pmanos@arlingtoncap.com
    dwodlinger@arlingtoncap.com
With a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, D.C. 20006
Attention: Lucantonio N. Salvi
Facsimile: (202) 747-3811
Email: lsalvi@sheppardmullin.com
If to Parent or Merger Sub, or, following the Closing, the Surviving Company, to:
NV5 Global Inc.
20 South Park Road
Suite 350
Attention: Richard Tong, Esq., Executive Vice President and General Counsel
Facsimile: (954) 495-2101
Email: Richard.Tong@nv5.com
With a copy (which shall not constitute notice) to:
Loeb & Loeb LLP
345 Park Avenue
Attention: Lloyd L. Rothenberg
Facsimile: (212) 656-1076
Email: lrothenberg@loeb.com

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9.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
9.10    Specific Performance.
(a)    Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company, Parent or Merger Sub could not be adequately compensated in all cases by monetary damages alone, even if available. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 9.10 and (ii) the exclusive jurisdiction of the courts set forth in Section 9.4 with respect to any action brought for any such remedy.
(b)    Each Party further agrees that (i) by seeking the remedies provided for in this Section 9.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.10 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 9.10 prior or as a condition to exercising any termination right under ARTICLE VII, nor shall the commencement of any action pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any such Party’s right to terminate this Agreement in accordance with ARTICLE VII, or pursue any other remedies under this Agreement that may be available then or thereafter.
9.11    No Third-Party Beneficiaries; No Recourse Against Affiliates. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns and (ii) each D&O Indemnified Person, who shall have the right to enforce the obligations of Parent and the Company solely with respect to Section 5.7; provided that the Debt Financing Sources shall be express third-party beneficiaries of, and have the right to enforce, the provisions of Sections 9.10 (Specific Performance), 9.11 (No Third-Party Beneficiaries), 9.12 (Assignments), 9.7 (Amendments), and 9.15 (No Recourse to Debt Financing Sources) that are related to the Debt Financing Sources. No past, present or future director, officer, employee, incorporator, member, partner, stockholder,

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Affiliate, agent, attorney or representative of the Company, any Operating Subsidiary, any Seller or any of its respective Affiliates shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of the Company arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transaction, including any alleged nondisclosure or misrepresentations made by any such Persons.
9.12    Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Parent, on the one hand, and the Representative, on the other hand; provided, that each of Parent and Merger Sub may assign its rights, but not its obligations, under this Agreement to (a) any of its Affiliates or (b) the Financing sources or any other financing sources for collateral purposes; and, provided, further that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Any assignment in violation of this Section 9.12 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.13    Authorization of Representative.
(a)    By virtue of adoption of this Agreement by the Sellers, and without further action by any such Seller, the Representative is hereby appointed, authorized and empowered to act as an agent, representative and attorney-in-fact for each of the Sellers in connection with and to facilitate the consummation of the Transactions, including pursuant to the Escrow Agreement and the Paying Agent Agreement and the matters related to (w) the Merger Consideration contemplated by Section 1.10, (x) the payment of amounts from the Representative Expense Fund Amount, (y) the preparation and filing of the Tax Returns with respect to the Group Companies contemplated by ARTICLE VIII and (z) all other such items and matters set forth in this Agreement and the other Transaction Agreements contemplating participation by the Representative (collectively, “Representative Actions”), in each case with the power and authority, including power of substitution, acting in the name of or for and on behalf of each Seller, and subject to the limitations set forth herein or therein: (i) to execute and deliver and receive such waivers and consents as the Representative, in its sole discretion, may deem necessary or desirable; (ii) to collect and receive all moneys and other proceeds and property payable to the Representative from the Representative Expense Fund Amount, and, subject to any applicable withholding Laws, and net of any out-of-pocket expenses incurred by the Representative, disburse and pay the same to each Seller in accordance with such Seller’s Pro Rata Share; (iii) to authorize the release of any funds from the Escrow Account in accordance with this Agreement and the Escrow Agreement; (iv) to authorize the release of any funds by the Paying Agent in accordance with this Agreement and the Paying Agent Agreement; (v) to enforce and protect the rights and interests of the Sellers and the Representative arising out of or under or in any manner relating to any Representative Action, and to take any and all actions which the Representative believes are necessary or appropriate in respect thereof, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or any of the Group Companies (after the Closing), consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Merger Sub, the Group Companies (after the Closing) and their representatives regarding such Claims; (vi) to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any

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manner relating to any Representative Action in connection with the foregoing; provided, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement shall be deemed a waiver of any such right or interest by the Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Representative; (vii) to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, Orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Representative Actions, and all other agreements, documents or instruments executed in connection therewith; and (viii) take all such other actions as the Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing and the consummation of the Transactions. The Parties acknowledge and agree that the appointment, authorization and empowerment of the Representative set forth in this Section 9.13(a) shall not include any matter specifically reserved for a Seller in this Agreement.
(b)    The Representative shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative subject to and in accordance with the terms and conditions set forth in this Agreement, including Section 1.9(c), which such amounts to be used by the Representative to pay expenses incurred by the Representative in its capacity as the Representative; provided, that if the Transaction is not consummated, the Company shall reimburse the Representative for all costs and expenses reasonably incurred by the Representative in connection with the Transaction and neither Parent nor Merger Sub shall have any liability to the Representative or the Company in connection therefor. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Representative Expense Fund Amount, if any, to the Sellers in accordance with their Pro Rata Shares. If, however, the Representative incurs expenses, in its capacity as the Representative, in an amount exceeding the Representative Expense Fund Amount, then the Representative shall be entitled to receive from the Sellers in accordance with their Pro Rata Shares an amount for the difference between the total expenses incurred by the Representative and the Representative Expense Fund Amount. Furthermore, the Representative shall be entitled to cause the Paying Agent to withhold and pay a portion of any Other Seller Payments to the Representative, by providing written notice thereof to the Paying Agent and Parent prior to its distribution of such Other Seller Payment, for the purpose of the Representative making any payments or paying any expenses under or in connection with this Agreement on behalf of the Sellers to satisfy costs, expenses and/or liabilities of the Representative in connection with the performance of its duties under this Agreement. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder, (i) the Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, (ii) the Representative shall not be liable to Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made or not made in full, shall be to recover from the other Sellers any

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payment in excess of the amount to which such Seller is determined to have been entitled, and (iii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any of the Sellers. Each Seller shall indemnify, on a pro rata basis (based on such Seller’s Pro Rata Share), the Representative against all Losses (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct.
(c)    All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement. Each of Parent and Merger Sub shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of the Sellers, and (ii) shall survive the Closing. Any amounts received by the Representative on account of the Sellers, whether pursuant to Section 1.9 or otherwise, shall be distributed to the Sellers, net of any reserve the Representative may deem necessary in its reasonable discretion, in accordance with Section 1.11.
(d)    The Parties acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any Party in connection with any obligations of the Representative under this Agreement or otherwise in respect of this Agreement or the Transaction.
(e)    In the event of the death, incapacity, liquidation, dissolution or resignation of any Person serving as the Representative, as applicable, within twenty (20) days of such death, incapacity, liquidation, dissolution or resignation, the Sellers shall choose the successor representative by affirmative vote of the Sellers who hold a majority of the voting power of the Company based on their Pro Rata Share. Following such resignation, any reference to the Representative herein shall be deemed to include such successor representative. The appointment of a successor Representative shall not be effective unless and until Parent receives written notice thereof; provided that under no circumstances shall the effectiveness of any successor Representative appointment be subject to Parent’s consent.
9.14    Attorney Conflict Waiver. Recognizing that Sheppard Mullin Richter & Hampton LLP has acted as legal counsel to the Representative and its Affiliates and the Group Companies in connection with the negotiation, documentation and the consummation of the Transaction prior to the Closing (the “Transaction Engagement”), and that Sheppard Mullin Richter & Hampton LLP intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent and the Company hereby waives, on its

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own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Sheppard Mullin Richter & Hampton LLP representing the Representative and/or its Affiliates (including any of the Sellers) after the Closing as such representation may relate to the Transaction. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates or any Group Company and Sheppard Mullin Richter & Hampton LLP in the course of the negotiation, documentation and consummation of the Transaction (the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such Privileged Communications, or to the files of Sheppard Mullin Richter & Hampton LLP relating to the Transaction Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Sheppard Mullin Richter & Hampton LLP in respect of such engagement constitute property of the client, only the Representative and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Sheppard Mullin Richter & Hampton LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Sheppard Mullin Richter & Hampton LLP and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Surviving Company), on the one hand, and a third party other than any of the Group Companies or the Sellers, on the other hand, Parent and its Affiliates (including the Surviving Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including the Surviving Company) may waive such privilege without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.
9.15    No Recourse to Debt Financing Sources. In furtherance of the foregoing and without limiting the generality of Sections 9.10 (Specific Performance), 9.11 (No Third-Party Beneficiaries), 9.12 (Assignments), and 9.7 (Amendments), the parties hereto agree that, notwithstanding anything in this Agreement to the contrary, the Sellers and the Company, in each case on behalf of itself and each of its Affiliates (including each subsidiary of the Company), and each of its and their controlling persons, shareholders, partners, members, directors, officers, employees, agents, managers, representatives and successors and assigns, shall not have, and hereby waives, any rights or claims against any Debt Financing Source in connection with this Agreement, the Financing, any commitment or any transaction contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and the Seller and the Company, in each case on behalf of itself and each of its Affiliates (including each subsidiary of the Company), and each of its and their controlling persons, shareholders, partners, members, directors, officers, employees, advisors, agents, attorneys, trustees, administrators, managers, representatives and successors and assigns, agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any claim, action, suit, litigation, or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) against any Debt Financing Source in connection with this Agreement, the Financing, any commitment or any transaction contemplated hereby or thereby (including any claim, action, suit, litigation, or other proceeding (including any civil, criminal, administrative, investigative or

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appellate proceeding) relating to the Financing or any commitment). Without limiting the foregoing, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to the Seller or the Company (or, in each case, any of their respective Affiliates (including the subsidiaries of the Company) or any of their respective controlling persons, shareholders, partners, members, directors, officers, employees, agents, managers, representatives and successors and assigns). “Debt Financing Sources” means (i) each of the Persons that have committed to provide, or otherwise entered into agreements in connection with, the Financing or other debt financings in connection with the transactions contemplated by this Agreement, including any joinder agreements, credit agreements or loan agreements (or other definitive documentation) relating thereto, (ii) any former, current or future Affiliate of any Person described in clause (i) above and (iii) the former, current and future partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns of any Person described in clauses (i) or (ii) above. For the avoidance of doubt, the waivers contained in this Section 9.15 shall not be deemed to extend to, and the definition of “Debt Financing Sources” shall not be deemed to include, Parent and its Affiliates.
9.16    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.
ARTICLE X

DEFINITIONS AND INTERPRETATIONS
10.1    Certain Definitions.
(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:
“Accounts Receivable” means all accounts receivable billed and unpaid for services provided by the Group Companies prior to the Closing, net of reserves for uncollectible accounts receivable, as determined in the calculation of Working Capital.
“Accounting Referee” means BDO, provided that such Person is independent of both Parties, and if such Person is not independent of both Parties, then such Person as mutually agreed by the Parties. For purposes of this definition, “independent” means a Person who is not an Affiliate of such Person or providing services to such Person at such time and was not an Affiliate of or did not provide services to such Person at any time within the prior two (2) year period.
“Accounting Rules” means, collectively, (i) the rules, principles and sample calculation of Working Capital set forth on Exhibit B (collectively, the “Agreed Principles”), (ii) the accounting principles, methods and practices used in preparing the Company Financial Statements (collectively, the “Historical Principles”) and (iii) GAAP, applied in a manner consistent with its

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application to the preparation of the Company Financial Statements (“Historical GAAP”); provided, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Closing Date shall be taken into account; provided, further, that in the event of any conflict among the Agreed Principles, the Historical Principles and Historical GAAP, then the Agreed Principles shall take precedence, followed by the Historical Principles, followed by Historical GAAP.
“Adjustment Time” means immediately before the Effective Time without regard to the effects of the Transaction.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Applicable Privacy and Security Laws” means all applicable Laws (including without limitation CCPA, GDPR and the European Union Data Protection Directive 95/46/EC) and guidance issued by a Governmental Authority (i) concerning the protection, Processing, privacy and/or security of Personal Information or other confidential data, (ii) that triggers a duty to protect the rights of an individual whose Personal Information is being Processed or (iii) that triggers a duty to notify an individual whose Personal Information has been, or may have been, the subject of unauthorized access, and all regulations promulgated and guidance issued by Governmental Authorities under any of the foregoing.
“Arlington Fees” means all accrued and unpaid fees and expenses payable to Arlington Capital Partners III, L.P. as of the Closing Date (including as a result of the consummation of the Transaction) pursuant to the Management Services Agreement.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Group Companies, in each case, determined in accordance with GAAP as of the Adjustment Time. Cash and Cash Equivalents shall (i) be reduced by issued but uncleared checks and drafts of the Group Companies, and (ii) be increased by inbound checks and drafts deposited for the account of the Group Companies, in each case as of the Adjustment Time.
“CCPA” means the California Consumer Privacy Act of 2018 (California Civil Code §§ 1798.100 to 1798.198), as updated or amended from time to time, and any legally binding requirements, orders, directives or decisions of any regulatory, judicial, or governmental authority in connection with the enforcement thereof.

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“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Group Companies as of the Adjustment Time, as may be adjusted pursuant to Section 1.10.
“Closing Date Indebtedness” means all Indebtedness of the Group Companies as of the Adjustment Time, as may be adjusted pursuant to Section 1.10.
“Code” means the Internal Revenue Code of 1986.
“Commercial-Off-The-Shelf Software” means Software that was licensed from a third party on general commercial terms widely and readily available for purchase by the general public on such commercial terms, and was licensed on a non-exclusive basis for fixed payments of less than $85,000 in the aggregate or annual payments of less than $85,000 per year.
“Common Stock” means the common stock of the Company, par value $0.01, per share.
“Company Charter” means that certain Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 24, 2012, as amended pursuant to that certain Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 16, 2014, as modified by that certain Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on May 12, 2015.
“Company Material Adverse Effect” means an event, occurrence, fact, condition or change that has (a) had a material adverse effect on the business, assets, properties, financial condition or results of operations of the Group Companies, taken as a whole, or (b) materially and adversely impaired, or would reasonably be expected to materially and adversely impair or delay, the ability of the Company, (i) to perform its obligations under the Transaction Agreements or (ii) to consummate the Transaction prior to the Termination Date; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur to the extent (but only to the extent) resulting from, arising out of or related to: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Group Companies operate; (v) the announcement of this Agreement, the pendency of the Transaction or any investigation or challenge to the Transaction, or the consummation of the Transaction (including but not limited to, the loss of any employees, suppliers, customers, advertisers, assets, or property interests resulting from the

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identity of Parent or Merger Sub); (vi) the taking of any action required or contemplated by this Agreement or undertaken with Parent’s consent pursuant to the terms of this Agreement, or the failure to take any action prohibited by this Agreement or to which Parent refused to provide consent pursuant to the terms of this Agreement; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure of Parent to obtain any waiver or consent from any Person required in connection with this Agreement, or (x) any matters expressly set forth in the Company Disclosure Schedule; except, in the case of clauses (i) through (iv), (vii) and (viii) above, to the extent that such event, occurrence, fact, condition or change has a disproportionate and adverse effect on the business, assets, properties, financial condition or results of operations of the Group Companies, taken as a whole, relative to the effects on such other comparable participants in the industries in which the Group Companies conduct their business.
“Company Stockholder Agreement” means that certain Stockholder Agreement by and among the Company and each Person signatory thereto, dated as of August 27, 2012, as amended as of July 24, 2013, and as amended further as of September 30, 2013.
“Company Technology” means any and all Technology used by the Group Companies in the operation of the business of the Group Companies.
“Contract” means any written agreement, commitment, undertaking, contract, indenture, note, mortgage bond, lease or license and all other written legally binding arrangements.
“Data Room” means the electronic documentation site established by Houlihan Lokey Capital, Inc. on behalf of the Company.
“Environmental Laws” means as enacted and in effect on or prior to the Closing Date, any Laws concerning pollution or protection of the environment or natural resources, endangered or threatened species, human health or safety (to the extent related to exposure to Hazardous Materials), or the release, treatment, storage, transportation, remediation, disposal of, exposure to, or the management, manufacture, use, containment, recycling, reclamation, reuse, treatment, generation, discharge, processing or production of Hazardous Materials.
“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws, in each case, affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
“Equity Incentive Plan” means the Company’s 2012 Equity Incentive Plan, as amended as of June 2014, or any other equity incentive plan or arrangement adopted or approved by the board of directors of the Company, and any award agreements issued pursuant thereto, in each case, as amended from time to time, and any successor equity incentive plans thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means U.S. Bank National Association.

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“Escrow Agreement” means that an Escrow Agreement, in a form mutually agreed by the Parties, by and among the Representative, on behalf of the Stockholders and the Optionholders, Parent and the Escrow Agent.
“Escrow Amount” means $500,000.
“Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account plus any interest accrued thereon.
“Fully Diluted Participating Shares” means the sum of (x) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Dissenting Shares), plus (y) the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the Dissenting Shares), plus (z) the aggregate number of shares of Common Stock issuable upon exercise in full of all vested in-the-money Options immediately prior to the Adjustment Time.
“Fundamental Representations” means the representations and warranties provided in Section 3.1 (Organization and Power), Section 3.2 (Authorization of Agreement), Section 3.4 (Capitalization; Operating Subsidiaries) and Section 3.21 (Financial Advisors).
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“GDPR” means the European Union General Data Protection Regulation (EU) 2016/679.
“Government Bid” means any quotation, bid or proposal by any Group Company that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.
“Government Contract” means any Contract that (i) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. For the avoidance of doubt, Contracts with public utilities, unless such public utilities are majority-owned by a Governmental Authority, shall not be deemed to be Government Contracts.
“Governmental Antitrust Authority” shall mean any Governmental Authority with regulatory jurisdiction over any consent required for the consummation of the Transaction, under the HSR Act or under Other Competition Laws.
“Governmental Authority” means any government or governmental, tribunal, judicial, administrative or (self-)regulatory body thereof, or political subdivision thereof, whether

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U.S. foreign, federal, state, local, or foreign or any agency, bureau, board, commission instrumentality or authority thereof, including any state’s attorney general or Supervisory Authority, or any court or arbitrator (public or private), excluding, in each case (except for purposes of the definitions of “Government Contract” and Section 3.14), Governmental Authorities in their capacities as customers of the Company or its Subsidiaries.
“Group Companies” means the Company and the Operating Subsidiaries.
“Hazardous Materials” means any substances, wastes, chemicals, compound, derivative or materials that are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and petroleum or petroleum products (including, crude oil or any fraction thereof).
“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable and other current liabilities arising in the Ordinary Course of Business); (iii) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (iv) capital lease obligations; (v) reimbursement obligations under any letter of credit, banker's acceptance or similar instrument; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; and (vii) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries; provided, however, that Indebtedness shall not include (1) any amounts taken into account in the calculation of the Working Capital as of the Adjustment Time or Transaction Expenses, (2) any obligations under leases (other than capital lease obligations), or (3) any undrawn letter of credit, banker’s acceptance or similar instrument.
“Intellectual Property” means any and all right, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including rights in (i) works of authorship (whether or not published), copyrighted works, which works include all compilations, databases, computer programs (source code and object code versions), manuals and other documentation and all derivatives, translations, adaptations and combinations of the foregoing, and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, re-issues, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service

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marks, brands, packaging designs, slogans, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) trade secrets, confidential information, mask work rights and database rights, and all other proprietary rights in Technology; (v) Internet domain names, social media accounts, rights of privacy and publicity, and moral rights; (vi) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and (vii) all Claims and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“IRS” means the United States Internal Revenue Service.
“Key Personnel” means Michael B. Shillenn, Kurt Allen, Robert VanderMeer, Jacob Hall, Jennifer Whitacre, Jonathon Wittman, Eric Merten, Robert Hickey, Anand Iyer, Mark Meade, and Russ Faux.
“Knowledge” means, with respect to the Company, the actual knowledge (after due inquiry) of Peter LaMontagne, Mark Abatto, Robert Hickey and Eric Merten.
“Law” means all U.S. federal, state, local or foreign laws statutes, codes, ordinances, rules, regulations, resolutions, and Orders.
“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings, claims, actions, cause of action, lawsuit, arbitration, inquiry, demands, audits, notices of violation, litigation, or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, whether public or private, in each case, by or before a Governmental Authority or arbiter.
“Lien” means any lien, claim, encumbrance, pledge, mortgage, deed of trust, right of first refusal or other security interest or similar restriction.
“Loss” or “Losses” means all damages, losses, claims, liabilities, demands, judgments, charges, suits, awards, penalties, fines and expenses of any kind (including reasonable attorneys’ and other professionals’ fees and disbursements).
“Management Services Agreement” means that certain Management Services Agreement by and between the Company and Arlington Capital Partners III, L.P., dated as of August 27, 2012 (as may be amended from time to time).

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“Optionholders” means the holders of Options as of immediately prior to cancellation in accordance with the terms of this Agreement.
“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Group Companies consistent with past practices.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.
“Other Competition Laws” shall mean all non-U.S. Laws intended to prohibit, restrict or regulate actions having an anti-competitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.
“Other Seller Payments” means any additional cash amounts (without interest) payable from time to time to the Sellers pursuant to Section 1.10(e) and Section 9.13(b) or any other funds payable to the Sellers hereunder after the Closing Date.
“Parent Closing Date Transaction” means any transactions or elections, including Tax elections, made on the Closing Date, after the Closing, by the Group Companies that are outside the Ordinary Course of Business.
“Parent Material Adverse Effect” means any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially delay Parent or its Affiliates from consummating the Transaction or performing its obligations under this Agreement.
“Per Participating Share Merger Consideration” means an amount equal to the quotient of (x) the Merger Consideration less the aggregate Series A Preferred Amount divided by (y) the Fully Diluted Participating Shares.
“Per Participating Share Portion” means the quotient (expressed as a percentage) of (x) one (1), divided by (y) the Fully Diluted Participating Shares.
“Permits” means any approvals, authorizations, franchises, registrations, consents, licenses, permits or certificates and similar rights obtained or required to be obtained from a Governmental Authority.
“Permitted Liens” means (i) all Liens disclosed in policies of title insurance and/or recorded in public records; (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or not yet delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings;

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(iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings; (iv) pledges, deposits or other Liens to the performance of bids, trade contracts (other than for borrowed money), Leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes); (v) zoning, entitlement and other land use or Environmental Laws by any Governmental Authority; (vi) survey exceptions and matters as to the Real Property which would be disclosed by an accurate survey or inspection of such real property and which do not materially impair the current occupancy or current use of such Real Property; (vii) any Lien affecting the fee interest of any Real Property not created by a Group Company; (viii) title of a lessor under a capital or operating Lease; (ix) any Liens discharged or released at or in connection with Closing; and (x) such other imperfections in title, charges, covenants, conditions, easements, restrictions and encumbrances that would not be reasonably expected to materially and adversely affect the business of the Group Companies.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means any piece of information that is considered “personally identifiable information”, “personally identifiable health information,” “personal data,” “protected data,” “non-public personal information” or any similar category of protected information or data under any Law, including any information that (i) by itself or in combination with other information, is capable of, directly or indirectly, identifying, locating or contacting a natural person; or (ii) is considered “personally identifiable information”, “personal information”, “personally identifiable health information,” “personal data”, “protected data,” “non-public personal information” or any similar category of protected information or data under any applicable Law.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Preferred Stock” has the meaning set forth in the Company Charter.
“Process”, “Processed” or “Processing” means, with respect to data, the use, collection, processing (including as that term is defined under GDPR), storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
“Pro Rata Share” means, with respect to each Seller, a percentage obtained by dividing (i) the aggregate number of shares of Common Stock held by such Person immediately prior to the Effective Time (including (x) any shares of Common Stock issuable upon exercise of vested in-the-money Options granted to such Person and (y) any shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by such Person), by (ii) the total number of Fully Diluted Participating Shares outstanding immediately prior to the Effective Time. The respective Pro Rata Shares of the Sellers are set forth in Exhibit D.

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“R&W Insurance Policy” means a representation and warranty insurance policy between Parent and the underwriter of such policy (the “Insurer”).
“Schedules” means the Company Disclosure Schedule and/or the Parent Disclosure Schedule, as the case may be.
“Securities Act” means the Securities Act of 1933.
“Sellers” means the Stockholders and the Optionholders, collectively.
“Series A Preferred Amount” means, with respect to any share of Series A Preferred Stock, an amount equal to the sum of (A) the accrued or declared but unpaid “Senior Dividends” (as such term is defined in the Company Charter) with respect to each such Share and (B) any declared but unpaid “Participating Dividends” (as such term is defined in the Company Charter) with respect to each such Share.
“Series A Preferred Stock” has the meaning set forth in the Company Charter.
“Series B Preferred Stock” has the meaning set forth in the Company Charter.
“Software” means computer software programs and software systems, including all databases, compilations, compilers, higher level or “proprietary” languages, macros, related documentation and materials, whether in source code, object code or human readable form (excluding Commercial-Off-The-Shelf Software).
“Stockholders” means the holders of Shares as of immediately prior to the Effective Time.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.
“Supervisory Authority” has the meaning ascribed to that term in the GDPR.
“Surrendered Certificate(s)” means one or more stock certificates representing the applicable Shares surrendered in accordance with this Agreement or, if any stock certificate representing the Shares has been lost, stolen or destroyed, compliance with Section 1.13(b) with respect to such applicable Shares.
“Tax” or “Taxes” means any U.S. federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, employment, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, recording, documentary, occupancy, occupation value added, alternative or add-on minimum, or other tax of any kind whatsoever,

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including any interest, addition to tax, penalty or addition thereto imposed by a Taxing Authority, including any liability therefor as a result of being a member of a group, as a transferee, as a result of a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof required to be filed with a Taxing Authority in respect of any Taxes.
“Taxing Authority” means the IRS or any U.S. federal, state, local or foreign Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, methodologies, data, designs, drawings, schematics, blueprints, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, flow charts, models, prototypes, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
“Transaction(s)” means the transactions contemplated by this Agreement and the other Transaction Agreements.
“Transaction Agreements” means this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which Parent, Merger Sub or the Company is a party or to be executed by Parent, Merger Sub or the Company in connection with the consummation of the Transaction.
“Transaction Deduction” means any deduction permitted for income Tax purposes attributable to any payments (or deemed payments) of (i) Transaction Expenses or other similar expenses paid on, prior to or after the Closing Date or included in the computation of the Working Capital; (ii) the payment of the Merger Consideration with respect to the Options (and related employer portion of employment Taxes); (iii) the exercise of an Option between (and including) the date hereof and the Closing Date (and related employer portion of employment Taxes); (iv) the vesting of any Securities in connection with the Transaction; and (v) any fees, expenses and interest (including amounts treated as interest for income Tax purposes) that were included in the computation of the Working Capital.
“Transaction Expenses” means, without duplication and only to the extent not paid as of the Adjustment Time, as may be adjusted pursuant to Section 1.10, the collective amount of all (i) out-of-pocket costs and expenses incurred by the Group Companies in connection with the Transaction payable by the Group Companies to outside legal counsel, accountants, advisors, brokers and other third parties, including, without limitation, the Arlington Fees and (ii) transaction bonuses, change of control or similar payments (other than those arising from actions of Parent

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taken after the Closing) that are due to any current or former employee, officer or director of the Group Companies directly as a result of the consummation of the Transaction pursuant to any Contract entered into by any Group Company prior to the Closing; provided, however, that Transaction Expenses shall not include (1) any amounts taken into account in the calculation of the Closing Date Indebtedness or (2) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the payment of any Indebtedness.
“Transfer Tax” means any sales, use, transfer, registration, recording, documentary or other similar Tax payable in connection with the Transactions.
“Working Capital” means, with respect to the Group Companies, on a consolidated basis, (i) current assets of the Group Companies, as of the Adjustment Time, that are included in the line item categories of current assets specifically identified on Exhibit B reduced by (ii) those current liabilities of the Group Companies, as of the Adjustment Time, that are included in the line item categories of current liabilities specifically identified on Exhibit B in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules, as may be adjusted pursuant to Section 1.10. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) any fees, expenses or liabilities related to any financing by Parent and its Affiliates of the Transaction, (B) any intercompany accounts and transactions between or among the Group Companies, (C) any Transaction Expenses, Closing Date Indebtedness or Closing Cash, (D) any liabilities of the Group Companies or any of their respective Affiliates which are being discharged, terminated or cancelled pursuant to Section 1.9, or (E) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the repayment of any Indebtedness. For purposes of this definition, including the calculation of current assets and current liabilities, the Parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the Transaction.
“Working Capital Target” means $19,882,174.
“Work-in-Progress” means services provided by the Group Companies prior to the Closing Date for which payment invoices have not been remitted to the applicable customer as of the Closing Date.
(b)    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Access Limitations    Section 5.2(a)
Agreed Principles    Section 10.1(a)
Agreement    Preamble
Backlog Contracts     Section 3.25(a)
Balance Sheet    Section 3.5(a)(ii)
Balance Sheet Date    Section 3.5(a)(ii)
Base Price    Section 1.8
Benefit Plan(s)    Section 3.17(a)

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Business Systems    Section 3.22(b)
Certificate of Merger    Section 2.2
Claim    Section 9.13(a)
Closing    Section 2.1
Closing Date    Section 2.1
Closing Date Merger Consideration    Section 1.10(c)
Closing Payment    Section 1.9
Closing Statement    Section 1.10(c)
Company    Preamble
Company Disclosure Schedule    ARTICLE III
Company Financial Statements    Section 3.5(a)
Company Intellectual Property    Section 3.16(a)
Company Software    Section 3.16(c)
Company’s Representative    Section 5.9(a)
Confidentiality Agreement    Section 5.4
Delaware Courts    Section 9.4
DGCL    Recitals
Dispute Notice    Section 1.10(d)(i)
Disputed Items    Section 1.10(d)(i)
Dissenters’ Rights Statute    Section 1.6
Dissenting Shares    Section 1.6
DOJ    Section 5.3(b)
D&O Expenses    Section 5.7(a)
D&O Indemnifiable Claim    Section 5.7(a)
D&O Indemnified Person    Section 5.7(a)
Effective Time    Section 2.2
Environmental Permits    Section 3.12(a)(ii)
Escrow Account    Section 1.9(b)
Estimated Merger Consideration    Section 1.10(a)
Final Closing Date Merger Consideration    Section 1.10(e)
Financing    Section 5.9(a)
FTC    Section 5.3(b)
Governmental Approval    Section 3.3(b)
Historical GAAP    Section 10.1(a)
Historical Principles    Section 10.1(a)
Increase Amount    Section 1.10(e)(i)
Insurance Policies    Section 3.20
Insurer    R&W Insurance Policy
Increase Amount    Section 1.10(e)(i)
Lease(d)    Section 10.1(a)
Leased Real Property    Section 3.11(b)
Letter of Transmittal    Section 1.13
Material Contracts    Section 3.13(a)
Material Government Contracts(s)    Section 3.14(a)
Merger    Recitals

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Merger Consideration    Section 1.8
Merger Sub    Preamble
Open Source Materials    Section 3.16(a)
Operating Subsidiaries    Section 3.4(b)
Option(s)    Recitals
Outbound IP Contractual Obligations    Section 3.16(f)
Owned Intellectual Property    Section 3.16(a)
Owned Real Property    Section 3.11(a)
Parent    Preamble
Parent Disclosure Schedules    ARTICLE IV
Parties    Preamble
Party    Preamble
Paying Agent    Section 1.9(e)
Paying Agent Agreement    Section 2.3(e)
Pre-Closing Statement    Section 1.10
Privileged Communications    Section 9.14
Real Property    Section 3.11(b)
Real Property Lease    Section 3.11(b)
Referred Disputed Items    Section 1.10(d)(ii)
Related Party    Section 3.19
Representative    Preamble
Representative Actions    Section 9.13(a)
Representative Expense Fund Amount    Section 1.9(c)
Scheduled IP    Section 3.16(b)
Securities    Recitals
Seller Related Persons    Section 9.1(b)
Share(s)    Recitals
Surviving Company    Recitals
Termination Date    Section 7.1(a)(iii)
Transaction Engagement    Section 9.14
10.2    Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to a “day” (without explicit qualification as a Business Day) means a calendar day.
(b)    Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

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(c)    Exhibits/Schedules/Construction; Agreements. The exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. If a subject matter is addressed in more than one representation and warranty in this Agreement, each of Parent and Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant. The inclusion of any information in the Schedules shall not (i) be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, or is outside the Ordinary Course of Business, (ii) be deemed or interpreted to expand the scope of any representations and warranties, obligations, covenants, conditions or agreements contained herein, or (iii) constitute, or be deemed to constitute, an admission to any third party concerning such information. No disclosure in the Schedules relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Any reference in this Agreement, unless the context would require otherwise, to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a Law in this Agreement, unless the context would require otherwise, means such Law as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder.
(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.
(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

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(h)    Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided via electronic mail from Houlihan Lokey to Parent or its representatives or posted by the Company or its representatives in the Data Room.
(i)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(j)    Accounting Terms. All accounting terms used in this Agreement shall have the meanings or interpretation given to them in accordance with GAAP, unless the context would require otherwise.
(k)    Material. As used in this Agreement, unless the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Group Companies or their business shall be measured relative to the Group Companies, taken as a whole, as their business is currently being conducted. There have been included in the Company Disclosure Schedule or the Parent Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Parties that such items are “material” or to further define the meaning of such term for purposes of this Agreement.
(l)    Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
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18204139.13 227114-1002218204139.10 PG-170-2

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
PARENT:
NV5 GLOBAL INC.

By:	/s/ Dickerson C. Wright

Name: Dickerson C. Wright

Title: Chief Executive Officer

MERGER SUB:
NV5 MERGER SUB CORP.

By:	/s/ Dickerson C. Wright

Name: Dickerson C. Wright

Title: Chief Executive Officer

THE COMPANY:
GEOSPATIAL HOLDINGS INC.

By:	[redacted]

Name:

Title:

REPRESENTATIVE:
ARLINGTON CAPITAL PARTNERS III, L.P.
By:    Arlington Capital Group III, LLC, its     general partner

By:	[redacted]

Name:

Title:

18204139.13 227114-1002218204139.10 PG-170-2